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BANNER CORPORATION
(Name of Registrant as Specified in Its Charter)

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March 22, 2019

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Banner Corporation.  The meeting will be held at the Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington, on Thursday, April 25, 2019, at 10:00 a.m., local time.

The Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers of Banner Corporation, as well as a representative of Moss Adams LLP, our independent registered public accounting firm, will be present to respond to relevant questions of shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to promptly vote.  You may vote your shares via the Internet or a toll-free telephone number, or by completing and mailing the enclosed proxy card.  If you attend the meeting, you may vote in person even if you have previously submitted your proxy.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Mark J. Grescovich

Mark J. Grescovich President and Chief Executive Officer

BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2019

Notice is hereby given that the 2019 annual meeting of shareholders of Banner Corporation will be held at the Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington, on Thursday, April 25, 2019, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

Proposal 1.	Election of three directors to each serve for a three-year term.

Proposal 2.	Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3.	Advisory (non-binding) vote on whether future advisory votes on executive compensation should be held every one, two or three years.

Proposal 4.	Ratification of the Audit Committee's selection of Moss Adams LLP as our independent registered public accounting firm for 2019.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on April 25, 2019.  Our Proxy Statement, proxy card and 2018 Annual Report to Shareholders are available at www.bannerbank.com/proxymaterials.  Directions to attend the annual meeting, where you may vote in person, can be found online at http://www.marcuswhitmanhotel.com/about/getting-here.

The Board of Directors has fixed the close of business on March 1, 2019 as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by submitting your vote via the Internet or telephone, or by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ ALBERT H. MARSHALL

ALBERT H. MARSHALL SECRETARY

Walla Walla, Washington
March 22, 2019

IMPORTANT: Voting promptly will save us the expense of further requests for proxies in order to ensure a quorum.  You may vote via the Internet or by telephone.  Alternatively, a proxy card and self-addressed envelope are enclosed for your convenience.  No postage is necessary if mailed in the United States.

PROXY STATEMENT
OF
BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2019

The Board of Directors of Banner Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the 2019 annual meeting of shareholders.  We are first mailing this Proxy Statement and the form of proxy to our shareholders on or about March 22, 2019.

The information provided in this Proxy Statement relates to Banner Corporation and its wholly-owned subsidiaries, Banner Bank and Islanders Bank.  Banner Corporation may also be referred to as "Banner" and Banner Bank and Islanders Bank may also be referred to as the "Banks."  References to "we," "us" and "our" refer to Banner and, as the context requires, the Banks.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Thursday, April 25, 2019
Time:	10:00 a.m., local time
Place:	Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of three directors to each serve for a three-year term.

Proposal 2.	Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3.	Advisory (non-binding) vote on whether future advisory votes on executive compensation should be held every one, two or three years

Proposal 4.	Ratification of the Audit Committee's selection of Moss Adams LLP as our independent registered public accounting firm for 2019.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Who is Entitled to Vote?

We have fixed the close of business on March 1, 2019 as the record date for shareholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Banner's common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Banner common stock you own.  On March 1, 2019, there were 35,078,901 shares of Banner common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  This question provides voting instructions for shareholders of record.  You are a shareholder of record if your shares of Banner common stock are held in your name.  If you are a beneficial owner of Banner common stock held by a broker, bank or other nominee (i.e., in "street name"), please see the instructions in the following question.

Shares of Banner common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a shareholder of record.

Shareholders may vote by proxy via the Internet or a toll-free telephone number, or by mailing a proxy card.  Instructions for voting are found on the proxy card.  Shares of Banner common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder's instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement, for holding future advisory votes on executive compensation every ONE YEAR and FOR ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for 2019.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse or other party and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as "broker non-votes."  The proposal to elect directors and the advisory votes on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted with respect to these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of Banner common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 120 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Banner's Amended and Restated Bylaws provide for the election of directors by a majority of the votes cast by shareholders in uncontested elections.  Accordingly, in an uncontested election, the number of shares voted "for" a director nominee must exceed the number of shares voted "against" the nominee, in order for that nominee to be elected.  The following are not considered votes cast: (1) a share whose ballot is marked as abstain; (2) a share otherwise present at the meeting but for which there is an abstention; and (3) a share otherwise present at the meeting as to which a shareholder of record gives no authority or direction.  The term of any director who was a director at the time of the election but who does not receive a majority of votes cast in an election held under the new majority vote standard will continue to serve as a director until terminated on the earliest to occur of: (1) 90 days after the date election results are determined; (2) the date the Board appoints a new director to fill the position; or (3) the date and time the director's resignation is effective.

Banner's Amended and Restated Bylaws provide that an election is considered a contested election if there are shareholder nominees for director pursuant to the advance notice provision and who are not withdrawn by the advance notice deadline set forth in Banner's Articles of Incorporation.  If the Board determines there is a contested election, the election of directors will be held under a plurality standard.  Under the plurality standard, the nominees who receive the highest number of votes for the directorships for which they have been nominated will be elected.

Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or against each nominee, or shareholders may abstain from voting.  Abstentions and broker non-votes will have no effect on the outcome of the election.  Our Board of Directors unanimously recommends that you vote FOR the election of each of our director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

The advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3: Advisory Vote on the Frequency of Future Shareholder Votes on Executive Compensation

The advisory (non-binding) vote regarding the frequency of future shareholder votes on executive compensation has three alternatives.  Shareholders may vote that shareholder votes on executive compensation be held every year, every two years or every three years, or shareholders may abstain from voting.  The alternative receiving the greatest number of votes – every year, every two years or every three years – will be the frequency that shareholders approve.  Abstentions and broker non-votes will have no effect on the outcome of the advisory vote because the alternative receiving the greatest number of votes will be the frequency that shareholders approve.  Our Board of Directors unanimously recommends that you vote for the adoption of an advisory resolution that shareholders should consider an advisory resolution on executive compensation EVERY YEAR.

Vote Required to Approve Proposal 4: Ratification of the Selection of the Independent Registered Public Accounting Firm

Ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR the ratification of the selection of the independent registered public accounting firm.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying Banner's Secretary in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in "street name," you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2019, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Banner's common stock other than directors and executive officers;

•	each director and director nominee of Banner;

•	each executive officer named in the Summary Compensation Table appearing under "Executive Compensation" below (known as "named executive officers"); and

•	all current directors and executive officers of Banner and Banner Bank as a group.

Persons and groups who beneficially own in excess of five percent of Banner's common stock are required to file with the Securities and Exchange Commission ("SEC"), and provide a copy to us, reports disclosing their ownership under the Securities Exchange Act of 1934, as amended ("Securities Exchange Act").  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Banner's common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person's percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of the voting record date, there were 35,153,834 shares of Banner common stock outstanding.  Of these shares, 35,114,642 had voting rights and 39,192 were non-voting shares.  The non-voting shares consist of shares of restricted stock subject to performance-based vesting conditions that were issued to the named executive officers as well as other executive officers.  Recipients of time-based restricted stock receive dividends during the restriction period and have the power to vote unvested stock.  Recipients of performance-based restricted stock are entitled to dividends but only as and when the shares to which the dividends are attributable become vested.  Recipients of performance-based restricted stock do not have voting rights with respect to unvested shares.

Name	Number of Shares Beneficially Owned (1)		Percent of Voting Shares Outstanding (%)

Beneficial Owners of More Than 5%
BlackRock, Inc.	4,746,882	(2)	13.52
The Vanguard Group	3,353,846	(3)	9.55
Dimensional Fund Advisors LP	2,616,712	(4)	7.45

Directors
Robert D. Adams	24,081		*
Cheryl R. Bishop	300,000		*
Gordon E. Budke	6,584	(5)	*
Connie R. Collingsworth	4,451	(6)	*
Roberto R. Herencia	2,647		*
David A. Klaue	99,301		*
John R. Layman	21,528	(7)	*
David I. Matson	2,489		*
Brent A. Orrico	76,174	(8)	*
Kevin F. Riordan	885		*
Merline Saintil	1,792		*
Terry Schwakopf	885		*
Gary Sirmon	21,909	(9)	*

Named Executive Officers
Mark J. Grescovich**	115,898		*
Lloyd W. Baker	18,752	(10)	*
Richard B. Barton	15,407		*
Peter J. Conner	22,254		*
Cynthia D. Purcell	14,723		*
Keith A. Western	16,488		*

All Executive Officers and Directors as a Group (30 persons)	881,861		2.51
____________
*	Less than 1% of shares outstanding.
**	Also a director of Banner.
(1)
Shares of restricted stock granted under the 2012 Restricted Stock and Incentive Bonus Plan and the 2014 Omnibus Incentive Plan (Amended and Restated), as to which holders have voting but not investment power, are included as follows: Mr. Budke, 1,062 shares; Mr. Herencia, 995 shares; Mr. Grescovich, 6,952 shares; Mr. Barton, 1,726 shares; Mr. Conner, 1,845 shares; Ms. Purcell, 1,969 shares; Mr. Western, 1, 594 shares and all executive officers and directors as a group, 27,104 shares.

(2)
Based on a Schedule 13G/A dated January 24, 2019, which reports sole voting power over 4,601,367 shares and sole dispositive power over 4,746,882 shares. According to this filing, the interest of iShares Core S&P Small-Cap ETF is more than 5% of Banner's total outstanding stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(3)
Based on a Schedule 13G/A dated February 11, 2019, which reports sole voting power over 31,494 shares, shared voting power over 4,045 shares, sole dispositive power over 3,321,736 shares and shared dispositive power over 32,110 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)
Based on a Schedule 13G dated February 8, 2019, which reports sole voting power over 2,535,140 shares and sole dispositive power over 2,616,712 shares. The address for Dimensional Fund Advisors is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Includes 3,722 shares owned by a trust directed by Mr. Budke and his wife.
(6)	Includes 100 shares held jointly with her husband.
(7)	Includes 9,414 shares which have been pledged.
(8)	Includes 33,855 shares owned by companies controlled by Mr. Orrico and 18,827 shares owned by trusts directed by Mr. Orrico.
(9)	Includes 6,998 shares held jointly with his wife.
(10)	Includes 121 shares owned solely by his wife and 5,285 shares held jointly with his wife.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of 14 members and is divided into three classes.  Directors Robert D. Adams, Gordon E. Budke and Gary Sirmon have all reached Banner's mandatory retirement age and will retire effective as of the annual meeting of shareholders.  In conjunction with the annual meeting, the size of the Board of Directors will be reduced to 11 members.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.

 The table below sets forth information regarding each director of Banner and each nominee for director.  The Corporate Governance/Nominating Committee of the Board of Directors selects nominees for election as directors.  Each of our nominees currently serves as a Banner director, and has consented to being named in this Proxy Statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Cheryl R. Bishop, Connie R. Collingsworth and Brent A. Orrico, each for a three-year term.

Name	Age as of December 31, 2018	Year First Elected or Appointed Director	Term to Expire

BOARD NOMINEES

Cheryl R. Bishop	69	2018	2022 (1)
Connie R. Collingsworth	60	2013	2022 (1)
Brent A. Orrico	69	1999	2022 (1)

DIRECTORS CONTINUING IN OFFICE

Mark J. Grescovich	54	2010	2020
David A. Klaue	65	2007	2020
Merline Saintil	42	2017	2020
Roberto R. Herencia	59	2016	2021
John R. Layman	60	2007	2021
David I. Matson	74	2016	2021
Kevin F. Riordan	62	2018	2021
Terry Schwakopf	67	2018	2021
_____________
(1)    Assuming election or re-election.

Information Regarding Nominees for Election.  Set forth below is the present principal occupation and other business experience during the last five years of each nominee for election, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director of Banner.

Cheryl R. Bishop began her banking career at Skagit Bank in 1971, holding a variety of positions throughout her career before being named Chief Executive Officer in 2004.  Ms. Bishop served on the Board of Directors of Skagit Bancorp, Inc. and Skagit Bank from 1991 until their acquisition by Banner and Banner Bank, respectively, in November 2018.  Ms. Bishop belongs to and has held officer positions in many prestigious professional associations such as the American Bankers Association, where she currently serves as a director, the American Institute of Banking, Financial Women International, Washington Bankers Association and Western Independent Bankers.  She is a current member or is involved with various community organizations including Skagit/Mount Vernon Rotary, Economic Development Alliance of Skagit County, Burlington Chamber of Commerce, Mount Vernon First United Methodist Church, Western Washington University Foundation, Jerry Walton Foundation Board, Skagit Valley Hospital—Community Outreach

Committee and Honorary Chair of the Skagit Family YMCA Building Campaign.  Ms. Bishop holds a Bachelor's degree in English literature from the University of Washington.

Connie R. Collingsworth serves as the Chief Business Operations Officer and Secretary of the Bill & Melinda Gates Foundation in Seattle, Washington, where she manages the Foundation's legal, information technology, security and other business operations units, and has provided leadership in the areas of risk management, compliance and corporate governance. Since 2007, she has also served on the Foundation's Executive Leadership Team, which is responsible for the development and execution of Foundation-wide strategy and policy and coordination of overall operations. Prior to joining the Foundation in 2002, Ms. Collingsworth was a partner of Preston Gates & Ellis, now K&L Gates, a leading Northwest law firm based in Seattle, where she served as lead attorney for a broad range of commercial transactions, mergers and acquisitions, and private equity financings. Ms. Collingsworth also serves on the Board of Directors of Premera Blue Cross, one of the largest health plan providers in the Pacific Northwest, and Women's World Banking, a global non-profit devoted to giving more low-income women access to the financial tools and resources essential to their security and prosperity.

Brent A. Orrico is President of FAO Corporation, an asset management company with which he has been affiliated for 24 years.  Mr. Orrico has 48 years of experience in banking and finance-related business activities, including having served as an executive officer at a major financial institution and being a founding member of two community banks.  He is the current Chair of the Executive Committee and the Risk Committee and serves as a member of the Compensation Committee.  Previously, he served as the initial chair of the Corporate Governance/Nominating Committee.  Mr. Orrico also serves as a director of Islanders Bank.

Information Regarding Incumbent Directors.  Set forth below is the present principal occupation and other business experience during the last five years of each director continuing in office, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on Banner's Board of Directors.

Mark J. Grescovich is President and Chief Executive Officer, and a director, of Banner Corporation and Banner Bank. Mr. Grescovich joined the Bank in April 2010 and became Chief Executive Officer in August 2010 following an extensive banking career specializing in finance, credit administration and risk management.  Under his leadership, Banner has grown from $4.7 billion in assets in 2010 to more than $11 billion in 2019 through organic growth and selective acquisition.  During that time, Mr. Grescovich has guided the expansion of Banner's footprint to nearly 200 locations in four states.  Prior to joining Banner, Mr. Grescovich was the Executive Vice President and Chief Corporate Banking Officer for Akron, Ohio-based FirstMerit Corporation and FirstMerit Bank N.A., a commercial bank with $14.5 billion in assets and over 200 branch offices in three states. He assumed the role and responsibility for FirstMerit's commercial and regional line of business in 2007, having served since 1994 in various commercial and corporate banking positions, including that of Chief Credit Officer. Prior to joining FirstMerit, Mr. Grescovich was a Managing Partner in corporate finance with Sequoia Financial Group, Inc. of Akron, Ohio and a commercial and corporate lending officer and credit analyst with Society National Bank of Cleveland, Ohio.  He has a Bachelor of Business Administration degree in finance from Miami University and a Master of Business Administration degree, also in finance, from The University of Akron.

David A. Klaue served as Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007. He is Chairman of the Board of Empire Lumber Co., a diversified wood products manufacturer with operations in Washington, Idaho and Montana; Felts Field Aviation, an air transportation company; Park Ranch Land & Cattle Co., a cow/calf feeder and hay producer; and Empire Investments, a real estate investment company, companies with which he has been affiliated for over 36 years. He is a managing member in various other real estate investment, equipment and sales companies. Mr. Klaue's career has afforded him expertise in banking, business, agricultural and real estate management.

Merline Saintil is a Chief Operating Officer with experience assisting Fortune 500 and privately-held companies, including Intuit, Yahoo, PayPal, Adobe and Joyent, to develop global award-winning products. From 2014 to 2018, Ms. Saintil was a senior executive in the Product & Technology group at Intuit.  In her role at Intuit, her core responsibilities included driving global strategic growth priorities, leading merger and acquisition integration and divestitures, and leading business operations for nearly half of Intuit's workforce.  Before joining Intuit, Ms. Saintil served as Yahoo's Head of Operations for Mobile & Emerging Products, where she rapidly scaled the engineering organization through acquisitions and organic growth.   Prior to joining Yahoo, Ms. Saintil increased her knowledge of technology and operations through a variety of roles at Joyent (2011-2013), PayPal (2010-2011), Adobe (2006-2010) and Sun Microsystems (2000-2006).  In addition to her business interests, Ms. Saintil is passionate about supporting women and our youth in leadership and technology.  She has served on the Anita Borg Institute's Nominating Committee for the Technical Leadership ABIE Award and on the Board of Directors of Iridescent, a global nonprofit dedicated to empowering underrepresented young people to become innovators and leaders, through STEM learning that has supported over 100,000 students in 117 countries.  She has received numerous awards for her contributions to her community and support of women in technology, including being recognized by Business Insider as #6 on their list of the 22 Most Powerful Women Engineers in the World, Women of Influence 2017 by Silicon Valley Business Journal, and a Lifetime Achievement Award by Girls in Tech.  After graduating valedictorian, Ms. Saintil received a B.S. from Florida A&M University, where she graduated summa cum laude.  She earned her M.S. from Carnegie Mellon University and has completed Stanford Directors' College and Harvard Business School's executive education programs.  She is certified in Cybersecurity Oversight by the National Association of Corporate Directors and the Carnegie Mellon Software Engineering Institute.

Roberto R. Herencia is President and Chief Executive Officer of BXM Holdings, a fund specializing in community bank investments.  He is a director and Chairman of the Board of First BanCorp. and its subsidiary, FirstBank Puerto Rico, positions he has held since October 2011.  He has been an independent director and the Chairman of the Board of Byline Bancorp and its subsidiary bank, Byline Bank, since June 2013.  Between 2009 and 2010, Mr. Herencia was President and Chief Executive Officer of Midwest Banc Holdings, Inc. and its subsidiary, Midwest Bank and Trust.  Prior to that, he spent 17 years with Popular Inc. as its Executive Vice President and as President of Popular Inc.'s subsidiary, Banco Popular North America.  Prior to joining Popular, Mr. Herencia spent 10 years with The First National Bank of Chicago (now J.P. Morgan Chase) in a variety of roles, including Deputy Senior Credit Officer and Head of the Emerging Markets Division.  Mr. Herencia has served on the Overseas Private Investment Corporation's Board of Directors since his appointment by President Obama in 2011.  He graduated magna cum laude and received his B.S.B.A. in finance from Georgetown University and his M.B.A. from the Kellogg School of Management at Northwestern University.

John R. Layman served as co-Vice Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007. He is managing partner of Layman Law Firm, PLLP, with which he has been associated since 1983. His areas of practice include real estate development, commercial litigation, personal injury and product liability. He also has experience in corporate duties, securities litigation, fiduciary obligations, corporate governance and compliance and reporting requirements.

David I. Matson is a former bank executive with nearly 40 years of banking experience. He currently serves as a director of First BanCorp., San Juan, Puerto Rico.  Mr. Matson served as an independent director of SKBHC Holdings LLC, and its subsidiary, Starbuck Bancshares, Inc., both bank holding companies based in Seattle, Washington; and as a director of AmericanWest Bank, a Washington state non-member bank, and the First National Bank of Starbuck, both subsidiaries of Starbuck Bancshares from 2010 until October 1, 2015 when SKBHC Holdings LLC merged with Banner.  Mr. Matson entered the banking sector as a vice president and area manager at Wells Fargo Leasing, a subsidiary of Wells Fargo & Company.  In 1976, Mr. Matson joined Union Bank and served in increasingly senior roles within that organization until his retirement in 2010.  During his tenure at Union Bank, Mr. Matson served in a variety of management roles across the institution, including senior loan and credit officer; controller; senior vice president of merchant banking; senior vice president of institutional and deposit markets; executive vice president and director of Union Bank's finance group; chief financial officer of the holding company and its subsidiary (Union Bank); and as its vice chairman and chief financial officer until his retirement in February 2010.

Kevin F. Riordan retired as a Banking & Capital Markets audit and client service Partner of PricewaterhouseCoopers LLP (PwC), a global professional services firm, in June 2014, having served in that capacity since 2000.  Prior to joining PwC in 1994, Mr. Riordan served various banking and securities trading companies as both an independent auditor and senior financial/accounting executive.  During his career at PwC, Mr. Riordan gained significant experience working with the boards and audit committees of publicly-traded banking and lending institutions while managing major client relationships across multiple markets.  In those roles, Mr. Riordan developed expertise in complex accounting, auditing and financial reporting matters.  Mr. Riordan has been a Certified Public Accountant since 1983.  His qualification as an audit committee financial expert was the primary reason for his nomination to the Board.

Terry Schwakopf currently serves as an Independent Senior Advisor to the banking practice of Deloitte & Touche, LLP, which provides governance, regulatory and risk strategies advisory services to clients in the banking industry.   Prior to joining Deloitte in 2007, Ms. Schwakopf was Executive Vice President of the Federal Reserve Bank of San Francisco with overall responsibility for banking supervision. In that capacity she oversaw the supervision of state member banks and bank and financial holding companies in the nine western states that comprise the San Francisco District.  During her 23-year career with the Federal Reserve, she had a number of other responsibilities, including oversight of community affairs, public information, the corporate secretary's function and communications.  Before  joining the Federal Reserve, she held positions in both the commercial banking and savings and loan industries and worked as a consultant to community banks.  Ms. Schwakopf is a member of the advisory board of Blockchain Capital, a venture capital fund.  She was on the Board of United Way of the Bay Area,  and is actively involved in a number of international organizations and civic groups.  Ms. Schwakopf previously served on the Boards of Directors of Bridge Bank and Bridge Capital Holdings, Nara Bank and Nara Bancorporation, and Rabobank, NA.  She was a member of the accreditation cadre for the Conference of State Bank Supervisors and a board advisor for Solar Mosaic, a crowdfunding site for solar energy financing.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors conducts its business through Board meetings and through its committees.  During the year ended December 31, 2018, the Board of Directors held nine meetings.  No director attended fewer than 75% of the total meetings of the Board and committees on which such person served during this period.

Committees and Committee Charters

The Board of Directors has standing Executive, Audit, Compensation, Risk and Corporate Governance/Nominating Committees.  The Board has adopted written charters for the Audit, Compensation, Risk and Corporate Governance/ Nominating Committees and although copies of these charters are not available on our website,  the charters, excepting the Risk Committee charter, must be attached to the annual meeting proxy statement at least once every three years or when the charter has been materially amended.  The Audit, Compensation and Corporate Governance/Nominating Committee charters are attached to this Proxy Statement as Appendix A, Appendix B and Appendix C, respectively.

Executive Committee

The Executive Committee, consisting of Directors Orrico (Chairman), Budke, Collingsworth, Grescovich, Herencia and Sirmon, acts for the Board of Directors when formal Board action is required between regular meetings.  The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to, among other things, declare dividends, authorize the issuance of stock, amend the Bylaws or approve any agreement of merger or consolidation other than mergers with Banner subsidiaries.  The Executive Committee met once during the year ended December 31, 2018.

Audit Committee

The Audit Committee, consisting of Directors Budke (Chairman), Adams, Klaue, Layman, Matson and Riordan, oversees management's fulfillment of its financial reporting responsibilities and maintenance of an appropriate internal control system.  It also has the sole authority to appoint or replace our independent registered public accounting firm and oversees the activities of our internal audit functions.  The Audit Committee believes it has fulfilled its responsibilities under its charter.  The Committee met 13 times during the year ended December 31, 2018.

Each member of the Audit Committee is "independent," in accordance with the requirements for companies quoted on The NASDAQ Stock Market ("NASDAQ").  In addition, the Board of Directors has determined that Mr. Budke, Mr. Matson and Mr. Riordan meet the definition of "audit committee financial expert," as defined by the SEC.

Compensation Committee

The Compensation Committee, which consists of Directors Herencia (Chairman), Collingsworth, Orrico and Saintil, sets salary policies and levels for executive officers and oversees all of our salary and incentive compensation programs.  The Committee believes it has fulfilled its responsibilities under its charter.  The Compensation Committee met eight times during the year ended December 31, 2018.

Each member of the Compensation Committee is "independent," in accordance with the requirements for companies quoted on NASDAQ.  The Committee meets, outside of the presence of Mr. Grescovich, to discuss his compensation and make its recommendation to the full Board, which then votes on his compensation.  Mr. Grescovich makes recommendations to the Compensation Committee regarding the compensation of all other executive officers.  The Committee considers the recommendations of Mr. Grescovich and makes its recommendation to the full Board, which then votes on executive compensation.

Risk Committee

The Risk Committee, consisting of Directors Orrico (Chairman), Adams, Bishop, Grescovich, Layman, Matson Saintil and Schwakopf provides oversight of our enterprise-wide risk structure and the processes established to identify, measure, monitor and manage our credit risk, market and liquidity risk, interest rate risk and operating risk, including technology, legal and compliance risk.  The Committee also reviews management's strategies and policies for managing these risks and serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness.  The Risk Committee met eight times during the year ended December 31, 2018.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee, consisting of Directors Collingsworth (Chair), Herencia, Klaue and Schwakopf, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of Banner.  The Committee also selects nominees for the election of directors and develops a list of nominees for board vacancies.  The Corporate Governance/Nominating Committee believes it has fulfilled its responsibilities under its charter.  Each member of the Committee is "independent," in accordance with the requirements for companies quoted on NASDAQ.  The Committee met seven times during the year ended December 31, 2018.

Only those nominations made by the Committee or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate's level of success and respect in the candidate's field, as well as the candidate's independence, communication skills, education, character and community involvement.  The Committee also considers the candidate's knowledge of the banking business and whether the candidate would provide for adequate representation of our market area.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  The Committee does not specifically consider diversity in identifying nominees for director; however, the Committee believes that the judicious application of the criteria described above provide Banner with a well-rounded and effective Board with a diverse range of experience and perspectives.

In searching for qualified director candidates to fill vacancies in the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate's background to ensure there is no past history that would cause the candidate not to be qualified to serve as a Banner director.  The Committee will consider director candidates recommended by our shareholders.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see "Shareholder Proposals" in this Proxy Statement.  The Committee has also used executive search and leadership consulting firm, Spencer Stuart, in prior years in its search for qualified nominees, especially with respect to a qualified "financial expert."

Leadership Structure

The positions of Chairman of the Board and of President and Chief Executive Officer are held by two persons.  This has been the case since 1995, when Banner was formed to become the holding company for Banner Bank.  The Board believes this structure is appropriate for Banner because it provides the Board with capable leadership and independence from management.  It also allows the President and Chief Executive Officer to focus on the day-to-day business of managing Banner, while the Chairman leads the Board.

Board Involvement in the Risk Management Process

The Board of Directors recognizes that effective risk management requires a high level of cooperation between the Board and senior management.  Nonetheless, the Board has established and maintains its independence in overseeing the conduct of Banner, including the risk management process.  The Board's leadership structure takes into account its risk administration function by the conduct of its business through Board meetings and through its committees, in particular the Corporate Governance/Nominating, Audit and Risk Committees, as well as by the separation of the positions of Chairman of the Board and of President and Chief Executive Officer as described above.

Directors keep themselves informed of the activities and condition of Banner and of the risk environment in which it operates by regularly attending Board and assigned Committee meetings, and by review of meeting materials, auditor's findings and recommendations, and supervisory communications.  Directors stay abreast of general industry trends and any statutory and regulatory developments pertinent to Banner and the Banks by periodic briefings by senior management, counsel, auditors or other consultants, and by more formal director education.  The Corporate Governance/ Nominating Committee monitors and evaluates director training and information resources.

The Board oversees the conduct of Banner's business and administers the risk management function by:

•	selecting, evaluating, and retaining competent senior management;

•	establishing, with senior management, Banner's long- and short-term business objectives, and adopting operating policies to achieve these objectives in a legal and sound manner;

•	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;

•	overseeing Banner's business performance; and

•	ensuring that the Banks help to meet our communities' credit needs.

These responsibilities are governed by a complex framework of federal and state law and regulation as well as regulatory guidelines applicable to the operation of Banner and the Banks.

The Board ensures that all significant risk taking activities are covered by written policies that are communicated to appropriate employees.  Specific policies cover material credit, market, liquidity, operational, legal and reputation risks.  The policies are formulated to further Banner's business plan in a manner consistent with safe and sound practices.  The Board ensures that all such policies are monitored by senior management to make certain that they conform with changes in laws and regulations, economic conditions, and Banner's and the Banks' circumstances.  The policies are implemented by senior management who develop and maintain procedures, including a system of internal controls, designed to foster sound practices, to comply with laws and regulations, and to protect Banner against external crimes and internal fraud and abuse.

The Board's policies also establish mechanisms for providing the Board with the information needed to monitor Banner's operations.  This includes senior management reports to the Board.  These reports present information in a form meaningful to members of the Board, who recognize that the level of detail and frequency of individual senior management reports will vary with the nature of the risk under consideration and Banner's and the Banks' unique circumstances.

The Board further enhanced its involvement in the risk management process in September 2010 by the establishment of a Risk Committee.  The Risk Committee reviews management's strategies and policies for managing enterprise-wide risks and the processes established to identify, measure, monitor and manage those risks.  The Risk Committee also serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness.

The Board has also established a mechanism for independent third party review and testing of compliance with policies and procedures, applicable laws and regulations, and the accuracy of information provided by senior management.  This is accomplished, for example, by the Director of Internal Audit reporting directly to the Audit Committee.  In addition, an annual external audit is performed. The Audit Committee reviews the registered public accounting firm's findings with senior management and monitors senior management's efforts to resolve any identified issues and recommendations.  The Audit Committee provides regular reports of its activities to the Board.

The Board also reviews reports of inspection and examination or other supervisory activity, and any other material correspondence received from Banner's regulators.  Findings and recommendations, if any, are carefully reviewed, and progress in addressing such matters is routinely monitored.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  The Corporate Governance/Nominating Committee is responsible for initiatives to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and NASDAQ rules governing corporate governance.  In January 2018, the Board of Directors adopted comprehensive corporate governance guidelines as a framework to assist the Board in fulfilling its responsibilities to shareholders.  A copy of the guidelines is available on our website at www.bannerbank.com.  The guidelines cover a wide range of topics including Board composition, selection, tenure, evaluation and retirement of Board members, Board leadership and director responsibilities.  The Corporate Governance/Nominating Committee will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

The Board of Directors has also adopted a policy governing trading in Banner's securities by our directors and officers.  This wide-ranging policy covers permissible timing of trades, as well as prohibitions on trades.  In particular, the policy prohibits short sales, transactions in publicly-traded options and other types of hedging transactions.  The policy also prohibits holding Banner securities in margin accounts or pledging Banner securities for any purpose, with the exception of pledges in effect before the policy was adopted.

Code of Ethics and Ethics Officer.  Effective July 19, 2018, Banner adopted a Code of Ethics and Business Conduct ("Code of Ethics"), which replaces all similar prior codes, including those adopted in 2003 and 2015.  The Code of Ethics is a comprehensive revision and modernization of prior codes, incorporating corporate governance best practices, and is applicable to directors, officers and employees.  The Code of Ethics covers conflicts of interest, insider trading, regulatory and compliance issues, reporting complaints and concerns, and other ethics-related policies and procedures.  The Code is available on Banner's website at www.bannerbank.com.  On June 26, 2018, Banner established the position of Ethics Officer, responsible for overall administration of Banner's ethics program, and for handling particular ethics and conflicts of interest issues; and appointed General Counsel Craig Miller as Ethics Officer.  Banner utilizes the Ethicspoint website and hotline complaint service, and provides information as to the availability of that service on its website and in its internal communications.

Communications with Shareholders.  The Board of Directors maintains a process for shareholders to communicate with the Board.  Shareholders wishing to communicate with the Board of Directors should send any communication to the Secretary, Banner Corporation, 10 S. First Avenue, Walla Walla, Washington 99362.  Any

communication must state the number of shares beneficially owned by the shareholder making the communication.  The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at annual meetings of shareholders.  All directors attended last year's annual meeting of shareholders, with the exception of Gary Sirmon.

Related Party Transactions.  We have a number of written policies governing transactions with related parties.  These policies are intended to ensure that all transactions entered into with related parties are in the best interests of Banner and its shareholders.  As a general rule, transactions with directors and officers, and their related interests are prohibited.  An exception applies to normal banking relationships.

Our Code of Ethics provides that where an officer or director finds that any financial or business relationship with customers, consultants, or vendors may impair, or appear to impair, the independence of business judgment on behalf of Banner, that person must (1) disclose fully to a supervisor, the Chief Executive Officer or to the Board of Directors the existence and nature of the conflict and (2) remove and insulate himself/herself from all decision-making and action related to that financial or business activity of Banner.  Each year, our directors and officers complete a conflict of interest questionnaire to ensure that no conflicts, or potential conflicts, of interest are overlooked.

The Banks have followed a policy of granting loans to our employees, officers and directors, which fully complies with all applicable federal and state regulations.  All outstanding loans to our directors and executive officers: (1) were made in the ordinary course of business; (2) were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Banks; and (3) did not involve more than the normal risk of collectability or present other unfavorable features when made.  Loans made to executive officers and directors are granted pursuant to the normal underwriting procedures of the Banks.  Loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to that person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.  All lines of credit to insiders that, combined with other loans, do not exceed $500,000 for directors and their related interests or $100,000 for executive officers and that do not fall within the exceptions to Regulation O of the Board of Governors of the Federal Reserve System ("Federal Reserve") must be approved by the Board of Directors at least annually.  All loan approval and review procedures are governed by written policies.

In addition, each director and executive officer completes a form annually to identify all related interests.  Deposit and loan accounts of directors, executive officers and related interests are then coded in our systems so that developments can be tracked.  Our Regulation O officer, a compliance specialist, monitors developments monthly and completes a quarterly report of Regulation O compliance which is submitted to the Board of Directors.

Director Independence.  Our common stock is listed on The NASDAQ Global Select Market.  In accordance with NASDAQ rules, at least a majority of our directors must be independent directors.  The Board has determined that 13 of our 14 directors are "independent," as defined by NASDAQ.  Robert D. Adams, Cheryl R. Bishop, Gordon E. Budke, Connie R. Collingsworth, Roberto R. Herencia, David A. Klaue, John R. Layman, David I. Matson, Brent A. Orrico, Kevin F. Riordan, Merline Saintil, Terry Schwakopf and Gary Sirmon are independent.   Former director Michael M. Smith was also independent.

Stock Ownership Guidelines

In October 2015, the Board of Directors adopted a non-employee stock ownership policy requiring non-employee directors to own shares of Banner's common stock equal in value to three times the respective director's annual cash retainer.   Directors are permitted to meet the policy requirements over time and are restricted from divesting shares until the policy requirement is met.  As of December 31, 2018, 10 of 13 non-employee directors exceeded the ownership requirements under the policy.  The three non-employee directors who do not currently meet the ownership requirements are in the process of fulfilling the policy requirements over time.

In September 2018, the Board adopted stock ownership guidelines for Banner executives, requiring the Chief Executive Officer to own shares of Banner's common stock equal to three times his annual base salary and other executives to own shares equal to one time their respective base salaries.  As of December 31, 2018, Mr. Grescovich and 7 of the remaining 15 executives exceeded the ownership requirements under the guidelines.

DIRECTORS' COMPENSATION

Director Compensation Table

The following table shows the compensation paid to our directors for 2018, with the exception of Mark J. Grescovich, a director and our President and Chief Executive Officer, whose compensation is included in the section entitled "Executive Compensation."

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Robert D. Adams	61,000	51,392	--	2,616	(3)(4)	115,008
Gordon E. Budke	64,000	61,670	--	4,254	(3)(4)	129,924
Cheryl R. Bishop (5)	6,667	--	--	--		6,667
Connie R. Collingsworth	60,000	56,502	--	3,680	(3)(4)	120,182
Roberto R. Herencia	68,167	57,780	--	907	(3)(4)	126,854
David A. Klaue	55,000	51,392	--	2,471	(3)	108,863
John R. Layman	69,000	51,392	--	2,856	(3)(4)	123,248
David I. Matson	68,000	51,392	--	355	(4)	119,747
Brent A. Orrico	100,800 (6)	56,502	--	2,856	(3)(4)	160,158
Kevin F. Riordan	35,667	51,392	--	--		87,059
Merline Saintil	56,000	51,392	--	--		107,392
Terry Schwakopf	35,667	51,392	--	--		87,059
Gary Sirmon	68,500 (7)	71,949	25,640 (8)	144,497	(3)(4)(9)	310,586
Michael M. Smith (10)	21,417	--	--	3,087	(3)	24,504
_____________
(1)	Directors Adams, Klaue, Layman, Orrico and Smith deferred all or a portion of their fees into Banner common stock, pursuant to the deferred fee agreements described below.
(2)
Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation – Stock Compensation" ("FASB ASC Topic 718"). For a discussion of valuation assumptions, see Note 14 of the Notes to Consolidated Financial Statements in Banner's Annual Report on Form 10-K for the year ended December 31, 2018. Consists of awards of restricted stock units (restricted stock for Messrs. Budke and Herencia) on April 27, 2018, which vest on April 23, 2019. The directors had the following number of unvested stock awards or restricted stock units outstanding on December 31, 2018: Directors Adams, Klaue, Layman, Matson, Riordan, Saintil and Schwakopf, 885 shares each; Director Budke, 1,062 shares; Directors Collingsworth and Orrico, 973 shares; Director Herencia, 995 shares; and Director Sirmon, 1,239 shares.

(3)
Includes dividends on unvested, restricted stock and vested but deferred restricted stock units. The plan documents and award agreements have been revised to clarify that dividends on restricted stock units can be deferred until settlement of the units and that Banner will not pay dividends on future unvested awards.

(4)
Includes business and occupation tax reimbursement. Effective July 1, 2010, Washington State subjects directors' fees to a 1.8% business and occupation tax, which may be reduced by a small business tax credit allowance. Banner has agreed to reimburse or pay the tax on the director's behalf.

(5)	Appointed effective November 1, 2018.
(6)	Includes $31,800 in fees for attending meetings of the Board of Directors of Islanders Bank.
(7)	Includes $500 for attending meetings of the Board of Directors of Community Financial Corporation, a subsidiary of Banner Bank.
(8)
As a result of changes in the expected life assumption, the present value of Mr. Sirmon's supplemental retirement benefits and salary continuation plan increased by $25,640 in 2018. Had we used the same life expectancy assumption as in the prior year, the value would have decreased by $79,300.

(9)
Includes $77,062 pursuant to Mr. Sirmon's salary continuation agreement and $57,604 pursuant to his supplemental retirement agreement (each as described below), as well as country club dues and life insurance premiums paid.

(10)	Retired effective April 24, 2018.

Non-employee directors of Banner receive an annual cash retainer paid monthly of $40,000, an annual restricted stock or restricted stock unit award of $50,000 and a fee of $1,000 per committee meeting attended.  The Chairman of the Board and various committee chairs receive additional retainers as follows, paid 50% in cash and 50% in restricted stock or restricted stock units: the Chairman of the Board, $40,000; the Chairman of the Audit Committee, $20,000; the Chairman of the Compensation Committee, $12,500; the Chairman of the Corporate Governance/Nominating Committee, $10,000; and the Chairman of the Risk Committee, $10,000.

In order to encourage the retention of qualified directors, we have entered into deferred fee agreements whereby directors may defer all or a portion of their regular fees until retirement.  Each director may direct the investment of the deferred fees toward the purchase of Banner common stock, mutual fund-style investments or a stable value account.  We have established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the directors have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred fee agreements provide pre-retirement death and disability benefits in an amount equal to the value of the director's account balance upon the occurrence of either event.  At retirement, a director, as previously elected, may receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding ten years.  In connection with its acquisitions, Banner also assumed liability for certain deferred compensation plans for the acquired institutions' directors.  At December 31, 2018, our estimated deferred compensation liability accrual with respect to non-employee directors under these agreements was $3.5 million.

Banner Bank entered into an agreement with Mr. Sirmon while he was employed as an executive officer to provide supplemental retirement benefits.  Banner Bank has purchased life insurance to recover the benefits payable under this agreement upon Mr. Sirmon's death.  The agreement provides that, following retirement at or after attaining age 62 and for a minimum of a 180-month period thereafter, Banner Bank will pay Mr. Sirmon (or his beneficiary) an annual benefit based on his level of pre-retirement compensation and other retirement benefits.  Mr. Sirmon's monthly benefit is approximately $4,800 and was first paid on August 1, 2005.

Banner Bank entered into a salary continuation agreement in October 1993 with Mr. Sirmon, a director and former President and Chief Executive Officer of Banner and Banner Bank, to ensure his continued service through retirement.  Banner Bank has purchased life insurance to recover the benefits payable under the agreement upon Mr. Sirmon's death.  Mr. Sirmon retired on July 16, 2005 and will receive monthly payments over a minimum of a 180-month period following retirement.  Mr. Sirmon's monthly benefit is approximately $6,422 and was first paid on August 1, 2005.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our executive compensation philosophy and programs, and is intended to give context to the tables that follow in the section entitled, "Executive Compensation."  In particular, we address the 2018 compensation of the following individuals, who are known as our named executive officers:

•	Mark J. Grescovich, President and Chief Executive Officer;
•	Richard B. Barton, Executive Vice President and Chief Credit Officer;
•	Peter J. Conner, Executive Vice President and Chief Financial Officer;
•	Cynthia D. Purcell, Executive Vice President of Retail Banking and Administration;
•	Keith A. Western, Executive Vice President of Commercial Banking South; and
•	Lloyd W. Baker, Former Executive Vice President and Chief Financial Officer.

Executive Summary

2018 Corporate Highlights.  For the year ended December 31, 2018, Banner reported a net profit available to common shareholders of $136.5 million or $4.15 per diluted share.  Management achieved substantial success on Banner's goals to develop strong earnings momentum as well as to maintain a moderate risk profile.  Highlights of this success for the year included outstanding client acquisition and account growth, significantly increased non-interest-bearing deposit balances and strong loan growth, as well as further improvement in our asset quality coupled with increased reserves, resulting in meaningfully increased revenues from core operations and pre-tax net income.  The increased revenues reflect an improved net interest margin and growth in non-interest revenues.

Banner's balance sheet and operating results for the year were impacted by the acquisition of Skagit Bancorp, Inc. on November 1, 2018, which expanded Banner's presence in the attractive North Sound region in Northwest Washington State.  In addition, following a balance sheet restructuring in 2017 to postpone the adverse impact of the Durbin Amendment on debit card interchange fees, Banner renewed its leveraging strategy as it crossed the $10 billion in total assets threshold and ended the year with $11.86 billion in assets.  Aside from those one-time events, core operations were solid, with strong net interest income and other revenues contributing to record pre-tax earnings for the year.

Highlights of performance in 2018 include:

•	The acquisition of Skagit Bancorp, Inc., which provided $915.8 million of assets, $632.4 million of loans and $810.2 of deposits;
•	$1.08 billion, or 14%, growth in loans;
•	$392 million, or 12%, growth in non-interest-bearing deposits;
•	$940 million, or 13%, growth in core deposits, with core deposits representing 86% of total deposits;
•	Revenues from core operations increased 9% to $512.0 million;
•	Net interest margin was 4.43% compared to 4.24% in 2017;
•	Deposit fees increased by 11%;
•	Pre-tax net income increased 9% to $165.1 million compared to $151.3 million in 2017;
•	A moderate risk profile in asset quality with non-performing assets of just 0.16% of total assets;
•	Substantially enhanced compliance and enterprise risk management platforms;
•	Dividends to shareholders were $1.83 per share, including a $0.50 special dividend per share paid in the third quarter;
•	Repurchase of 594,711 shares of common stock at an average price of $57.82 per share;
•	Common shareholders' equity per share increased to $41.79 at December 31, 2018, compared to $38.89 a year earlier; and
•	Tangible book value increased to $31.45 per share, compared to $30.78 a year earlier.

2018 Executive Compensation Highlights.  Our executive compensation program encourages and rewards sustainable growth in company value, while prudently managing risk and aligning the interests of our executives with those of our shareholders.  The structure of our program has been important in support of our growth objectives and the critical need to keep our most senior leaders focused on the execution of our business strategy.  The pay-for-performance and governance principles that guide our program were fundamental to the following compensation decisions made by the Compensation Committee for 2018:

•
Base salaries: Salary increases were 3% for Mr. Grescovich, Mr. Barton, Ms. Purcell and Mr. Western, 13.3% for Mr. Conner and 0% for Mr. Baker, all consistent with general staff salary increases for the year, except for Mr. Conner, whose promotion to the Chief Financial Officer was the major consideration for the increase, and for Mr. Baker, who retired on April 30, 2018.

•
2018 annual incentive results:  While performance against goals varied by performance measure, each of the named executive officers earned annual incentive payouts between 107% and 116% of their overall target opportunities.  Please see the discussion beginning on page 20 for more information.

•
2016-18 performance shares results: Performance shares granted in 2016 for the 2016-2018 performance cycle vested at 50.0% of target.  Please see the discussion beginning on page 22 for more information.

            Results of Shareholder Vote on Executive Compensation.  We are required to periodically permit shareholders to vote to approve executive compensation, commonly known as a say-on-pay proposal.  At the 2018 annual meeting of shareholders, the resolution was approved by over 97% of the shares present for purposes of voting on executive compensation.  The Board and Compensation Committee considered the affirmative vote of the shareholders on the say-on-pay resolution at last year's annual meeting as additional confirmation that our existing executive compensation practices were reasonable and aligned with the interests of our shareholders.

Executive Compensation Practices.  We are committed to strong compensation governance and continually monitor the evolution of best compensation practices.  Some of the more important practices incorporated into our program include the following:

•
Regular review of pay versus performance. The Compensation Committee continually reviews the relationship between executive compensation (particularly Chief Executive Officer) and Banner's performance on both an absolute basis and relative to its compensation benchmarking peer group (described in the section entitled "Compensation Benchmarking").

•
Rigorous and diversified performance metrics.  The Compensation Committee annually reviews performance goals for our annual and long-term incentive awards to assure the use of diversified and rigorous but attainable goals.

•
No repricing or cash buyouts of underwater stock options or stock appreciation rights.  Exercise prices are not allowed to be reduced, nor are outstanding awards allowed to be replaced with stock options or stock appreciation rights with a lower exercise price, without shareholder approval (except to adjust for stock splits or similar transactions), and Banner does not allow buyouts of underwater stock options or stock appreciation rights under any circumstances.

•
Use of double-triggers.  All change-in-control severance arrangements and accelerated vesting on all equity awards have a double-trigger, rather than a single-trigger for benefit eligibility.  This means that a change-in-control will not automatically entitle an executive to severance benefits or acceleration of vesting in outstanding equity awards; the executive must also lose his or her job, suffer a significant adverse change to employment terms and conditions, or be denied the continuation (or replacement) of the outstanding unvested awards by the acquiring company.

•
No excessive perquisites.  We provide limited perquisites to our executives that are consistent with the practices of our peer group and other comparable financial institutions.  Benefits include use of company cars, auto allowances and/or club memberships believed to be advantageous to Banner.

•	No tax gross-ups. Parachute excise tax reimbursements and gross-ups will not be provided in the event of a change-in-control.

•
Clawback of compensation. The Annual and Long-term Incentive Plans both provide that incentive awards are subject to clawback in the event that Banner is required to prepare an accounting restatement due to error, omission or fraud.

•	Review of Committee charter. The Compensation Committee reviews its charter annually to incorporate best-in-class governance practices. The charter is attached to this Proxy Statement as Appendix B.

Compensation Program Objectives and Governance

Objectives and Overview of the Compensation Program.  Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align the interests of management and shareholders.  The principles underlying the executive compensation policies include the following:

•	attract and retain key executives who are vital to our long-term success and are of the highest caliber;

•	provide levels of compensation competitive with those offered throughout the financial industry and consistent with our level of performance, complexity and market capitalization;

•	motivate executives to enhance long-term shareholder value by granting awards tied to the value of our common stock; and

•	integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

The Compensation Committees of Banner and Banner Bank consider a variety of subjective and objective factors in determining the compensation package for individual executives including: (1) the performance of Banner and Banner Bank as a whole with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by the progress of Banner and Banner Bank during the year.

Target Total Direct Compensation.  A significant portion of total compensation opportunity for our executives is performance-based, with goals focused on growing sustainable company value while prudently managing risk. Performance-based pay comprised 46% of our Chief Executive Officer's target total direct compensation opportunity in 2018 and 38% to 39% for the other named executive officers.  The following table provides a summary:

Allocation of 2018 Target Total Direct Compensation for the Named Executive Officers
Pay Component	Chief Executive Officer	Executive Vice President of Commercial Banking South	Other Named Executive Officers

Base salary	36%	50%	45%
Target annual incentive	29%	25%	23%
Target performance-based equity	18%	12.5%	16%
Time-based restricted stock	18%	12.5%	16%
Target total direct compensation	100%	100%	100%

Compensation Governance.  The Compensation Committee of the Banner Board of Directors is responsible for setting the policies and compensation levels for Banner directors, officers and employees, while the Compensation Committee of the Banner Bank Board of Directors is responsible for setting the policies and compensation levels for Banner Bank directors, officers and employees.  Banner Bank is the primary subsidiary of Banner.  Each Committee is responsible for evaluating the performance of the Chief Executive Officer, while the Chief Executive Officer evaluates the performance of other senior officers and makes recommendations to the appropriate Committee regarding compensation levels.  The Chief Executive Officer is not permitted to attend Committee meetings during any voting or deliberations related to his compensation.

Use of Compensation Consultants.  From time to time, Banner's Compensation Committee engages outside advisors to assist the Committee with its responsibilities.  The Committee has engaged Pearl Meyer & Partners ("Pearl Meyer"), an independent consulting firm, to serve as the independent consultant to the Committee regarding executive and director compensation matters.  Pearl Meyer is retained by, and reports directly to, the Committee, and provided no other services to Banner in 2018.  Based on standards promulgated by the SEC and NASDAQ to assess compensation advisor independence, as well as the analysis conducted by Pearl Meyer in its independence review, the Compensation Committee has concluded that Pearl Meyer is an independent and conflict-free advisor to the Committee.

Compensation Benchmarking

In 2017, the Compensation Committee engaged Pearl Meyer to prepare a total compensation benchmarking analysis for Banner's Chief Executive Officer and other named executive officers and non-employee directors.  The comparison companies were selected by the Committee in consultation with Pearl Meyer and the underlying data was based on the most recent public filings of Banner and the peer companies.  The 2017 peer group approved by the Committee was based on the following criteria: (1) listed on the NYSE, NYSEAM or NASDAQ exchanges; (2) within 0.5 to 2.4 times Banner's asset size; and (3) likely competitor for executive talent.  These criteria resulted in a peer group consisting of the following 23 financial institutions, ranging in total assets from $8.1 billion to $21.9 billion, and headquartered throughout the United States:

Bank of California, Inc.	NBT Bancorp Inc.
BancorpSouth, Inc.	Old National Bancorp
Chemical Financial Corporation	PacWest Bancorp
Columbia Banking System, Inc.	Pinnacle Financial Partners, Inc.
CVB Financial Corp.	PrivateBancorp, Inc.
First Interstate BancSystem, Inc.	Trustmark Corporation
First Midwest Bancorp, Inc.	Union Bankshares Corporation
Fulton Financial Corporation	United Bankshares, Inc.
Glacier Bancorp, Inc.	United Community Banks, Inc.
Great Western Bancorp, Inc.	Washington Federal, Inc.
Home BancShares, Inc.	Western Alliance Bancorporation
IBERIABANK Corporation

Pearl Meyer presented the results of its benchmarking analysis to the Compensation Committee in June 2017.  The analysis provided benchmarks for base salary, annual incentive, target and actual total cash compensation, long-term incentives, target and actual total direct compensation and target and actual total remuneration, including retirement benefits and perquisites.  For each combination of pay, the data was presented at the 10th, 25th, 50th, 75th and 90th percentile measures.  The Committee does not target a specific percentile measure for any particular component of compensation, but rather uses benchmarking information to provide important context for the competitiveness of its compensation arrangements.  The Committee considered the results of the 2017 benchmarking analysis when making the 2018 pay decisions described below.

In the second quarter of 2018, the Compensation Committee engaged Pearl Meyer to prepare an updated total compensation benchmarking analysis.  For the 2018 analysis, the Committee approved a revised peer group consisting of the following 24 financial institutions, ranging in total assets from $8.3 billion to $25.0 billion and headquartered throughout the United States:

Bank of California, Inc.	NBT Bancorp Inc.
BancorpSouth, Inc.	Old National Bancorp
Chemical Financial Corporation	PacWest Bancorp
Columbia Banking System, Inc.	Pinnacle Financial Partners, Inc.
CVB Financial Corp.	Renasant Corporation
First Interstate BancSystem, Inc.	Simmons First National Corp.
First Merchants Corporation	Trustmark Corporation
First Midwest Bancorp, Inc.	Union Bankshares Corporation
Fulton Financial Corporation	United Bankshares, Inc.
Glacier Bancorp, Inc.	United Community Banks, Inc.
Great Western Bancorp, Inc.	Washington Federal, Inc.
Home BancShares, Inc.	Western Alliance Bancorporation

In addition to being used for the benchmarking analysis, the 2018 peer group is used for purposes of calculating relative performance under the 2018 Executive Incentive Plan described below.  Pearl Meyer presented the results of its benchmarking analysis to the Compensation Committee in June 2018.  The Committee will consider the findings from the 2018 analysis when making pay decisions in 2019.

Compensation Program

The Compensation Committees focus primarily on the following four components in forming the total compensation package for our named executive officers:

•	base salary;
•	short-term incentive compensation;
•	long-term incentive compensation; and
•	participation in a supplemental executive retirement program.

Base Salary.  The salary levels of named executive officers are designed to be competitive within the banking and financial services industries.  The Compensation Committees take a number of factors into account when setting the base salaries of the named executive officers.  These factors include peer data provided by compensation consultants, the officer's level of experience, the responsibilities assigned to the officer, the officer's performance during the previous year, and Banner's overall financial health.  In 2018, the named executive officers received 3% increases, consistent with general staff increases for the year, with the exception of Mr. Conner who received 13.3% due to his promotion to Chief Financial Officer and Mr. Baker who received 0% due to his retirement.  In February 2019, the Compensation Committee approved increases of 3% for Messrs. Grescovich, Barton and Western.  To recognize exceptional performance and continued increase in the scope of their roles, as well as to align to our compensation philosophy of providing market competitive pay for top talent, Mr. Conner received an 8% increase and Ms. Purcell received a 7% increase.

Incentive Compensation.  We believe that performance-based pay opportunities and stock ownership by our officers are significant factors in aligning the interests of the officers with those of shareholders.  Our shareholders have approved the 2014 Omnibus Incentive Plan and the 2018 Omnibus Incentive Plan.  These plans provide for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and other cash awards.  The Omnibus Incentive Plans are intended to provide us flexibility in our ability to motivate, attract, and retain the services of employees and directors upon whose judgment, interest and special effort we depend.  We will continue granting awards under the 2014 Omnibus Incentive Plan until no rewards remain available for grant.  At that time, we will begin granting awards under the 2018 Omnibus Incentive Plan.

Awards granted under our incentive plans are determined based upon the officers' level of responsibility and expected contributions to Banner and Banner Bank as judged by the Compensation Committee and the Board of Directors.  The Compensation Committee considers a number of factors in granting awards.  These factors differ from year to year, but are fundamentally driven by the Committee's view on what is necessary to most effectively support Banner's business and leadership strategies.

Short-term Incentive Compensation.  The Compensation Committees of Banner and Banner Bank adopted criteria and rules for awarding and paying annual incentive payments to the named executive officers, as set forth in the Banner Corporation 2018 Executive Incentive Plan ("Executive Incentive Plan").  The purpose of the Executive Incentive Plan is to reward executives for their contributions to the performance and success of Banner and Banner Bank.  The Chief Executive Officer and all Executive Vice Presidents are eligible to participate in the Executive Incentive Plan, subject to certain eligibility requirements, with the participants identified each year by the Compensation Committee after being proposed by our Chief Executive Officer.  The Executive Incentive Plan's plan year corresponds to our fiscal year of January 1 to December 31.  Each participant is assigned a target award opportunity, which is expressed as a percentage of base salary, and a range of payout opportunities from 0% up to 150% of the target incentive.  Awards are determined based on a weighted combination of corporate and individual performance goals, which, with the exception of incentives for the Chief Executive Officer, are established and proposed by the Chief Executive Officer, subject to the approval of the Compensation Committee.  The weighted combination of corporate and individual performance goals for the Chief Executive Officer is determined by the Compensation Committee.

On March 26, 2018, the Compensation Committee selected the participants under the Executive Incentive Plan and established performance goals for all participants.  The participants in the Plan are the Chief Executive Officer and all Executive Vice Presidents.  The annual incentive opportunities for the named executive officers, expressed as a percentage of base salary earned during 2018, were as follows:

Executive	Below Threshold	Threshold (50%)	Target (100%)	Stretch/Max (150%)

Mark J. Grescovich	0%	40%	80%	120%
Richard B. Barton	0%	25%	50%	75%
Peter J. Conner	0%	25%	50%	75%
Cynthia D. Purcell	0%	25%	50%	75%
Keith A. Western	0%	25%	50%	75%
Lloyd W. Baker	0%	25%	50%	75%

For 2018, the Compensation Committee weighted the corporate goals at 80% and the individual goals at 20% for all Executive Incentive Plan participants.

The portion of the Executive Incentive Plan award tied to corporate performance is based on relative and absolute performance requirements for measures established by the Compensation Committee.  If Banner's financial performance relative to its 2018 peer group of financial institutions (see the "Compensation Benchmarking" discussion above) is below the 25th percentile, the payout associated with that measure will not exceed the target payout, regardless of absolute performance, unless the Compensation Committee exercises discretion to waive the requirement.  For the 2018 fiscal year, the Compensation Committee approved the following corporate performance measures for the named executive officers:

	Absolute Performance Goals			Weighting (% of
Performance Measure	Threshold	Target	Stretch	Target Opportunity)

Return on average assets (1)	1.57%	1.67%	1.93%	30%
Efficiency ratio (2)	(3)	65.0%	62.0%	25%
Ratio of non-performing assets to total assets (4)	0.55%	0.35%	0.25%	10%
Total operating revenue (5)	(3)	$500.0 million	$530.1 million	15%

Payout as a percentage of target	50%	100%	150%
____________
(1)
Net income before income taxes and before provision for loan and lease losses, excluding foreclosed property expense and amortization of intangibles, adjusted to remove realized gains/losses on securities, nonrecurring items and trading account income, divided by average total assets. We used data provided by S&P Global Market Intelligence in determining the nonrecurring adjustments.

(2)
Noninterest expense before foreclosed property expense, amortization of intangibles and goodwill impairments as a percentage of net interest income and noninterest revenues, excluding realized gains/losses on securities, nonrecurring items and trading account income. We used data provided by S&P Global Market Intelligence in determining the nonrecurring adjustments.

(3)	No payout below target performance.
(4)	Nonaccrual loans, loans past due 90 days or more and still accruing and other real estate owned as a percentage of total assets, as of December 31, 2018.
(5)	Net interest income plus non-interest income, adjusted to remove trading account income; does not include realized gains/losses on securities or nonrecurring revenue.

Individual performance goals are established at the beginning of each plan year.  An executive's individual goals may relate to responsibilities, projects and initiatives specific to the executive's business or function that are not covered in the corporate performance measurements, such as integration activities, new software or program implementation, and efficiency initiatives.  The Compensation Committee establishes and approves corporate performance goals for all of the named executive officers and individual goals for the Chief Executive Officer, and the Chief Executive Officer establishes and approves individual goals for the other participants.  The Compensation Committee has the discretion to adjust awards as needed to reflect the business environment and market conditions that may affect Banner's performance and incentive plan funding, or to waive, change or amend any of the Plan provisions as it deems appropriate.  Incentive awards are subject to clawback if Banner is required to prepare an accounting restatement due to error, omission or fraud.

2018 Executive Incentive Plan Results.  The following table summarizes Banner's performance and resulting payouts associated with the corporate goals for 2018.

Absolute Performance Measure	Performance Achieved	Payout Earned as a % of Target

Return on average assets	1.74%	113.5% (1)
Efficiency ratio	63.94%	100.0% (2)
Ratio of non-performing assets to total assets	0.16%	150.0% (1)
Total operating revenue (3)	$509.2 million	115.3% (1)
____________
(1)	Relative performance exceeded the minimum threshold, qualifying for payout at the calculated level.
(2)	Although the efficiency ratio performance exceeded the target goal, relative performance failed to exceed the required 25th percentile necessary to pay out above target for this measure.
(3)
For relative performance purposes, performance is compared to peers in terms of annualized rate of growth, measured as total operating revenue for the twelve-month period from January 1, 2018 to December 31, 2018, as compared to total operating revenue for the twelve-month period from January 1, 2017 to December 31, 2017.

The Compensation Committee determined that Mr. Grescovich's overall individual performance in 2018 was effective and that his leadership was instrumental in the improvement of Banner's operating performance, execution of the successful build-out of Banner's compliance and risk management infrastructure to address the increased complexity of operations and the acquisition of Skagit Bancorp, Inc. and Skagit Bank.  The Committee also noted significant personnel management and executive hiring decisions and felt that Mr. Grescovich's representation of Banner in the investment community was both professional and productive.  The Committee awarded Mr. Grescovich with a payout for 2018 individual goal performance equal to $126,535 (100% of target).  Evaluation of 2018 performance against individual goals for the other named executive officers resulted in 100% of target payout for Mr. Barton, 125% of target payout for Mr. Conner and Ms. Purcell, and 80% of target payout for Mr. Western.

The named executive officers earned total annual incentive payouts between 107% and 116% of target opportunity for performance during 2018, as summarized below.

Executive	Target Opportunity as % of Salary	% of Target Incentive Achieved	Incentive Earned as % of Salary	2018 Incentive Earned

Mark J. Grescovich	80%	111.35%	89.08%	$704,455
Richard B. Barton	50%	111.35%	55.67%	$161,401
Peter J. Conner	50%	116.35%	58.17%	$192,957
Cynthia D. Purcell	50%	116.35%	58.17%	$194,654
Keith A. Western	50%	107.35%	53.67%	$177,657

Long-term Incentive Compensation.  The Compensation Committee considers equity awards a form of long-term compensation as they are made subject to a multi-year vesting schedule.  Pursuant to the 2014 Omnibus Incentive Plan, the Compensation Committee may grant various stock and cash-based awards from time to time.  Awards may be subject to time- and/or performance-based vesting conditions.

On March 26, 2018, in connection with the 2014 Omnibus Incentive Plan, the Committee established the 2018 Long-Term Incentive Plan, under which the Committee determined to grant both time-based and performance-based awards effective April 2, 2018 to each of the named executive officers.  The time-based awards are detailed below in the Grants of Plan-based Awards table.  The time-based restricted stock units vest ratably over a three-year period beginning on April 2, 2019 and ending on the third anniversary of the grant date.

Awards of performance-based restricted stock units ("performance units") are contingent on attaining pre-established three-year performance goals.  The Compensation Committee reviews and approves goals in consultation with management.  The Committee established threshold, target and stretch performance levels and associated payouts.  At the end of the performance cycle, resulting payouts are determined based on Banner's performance relative to the peer financial institutions.  For the awards made in 2018, the Committee approved the following corporate performance measures, weightings and relative performance goals:

		Relative Performance Percentile Ranking (1)
Performance Measure	Weighting	Threshold	Target	Stretch

Return on average tangible common equity (2)	50%	25th	50th	75th
Total shareholder return (3)	50%	25th	50th	75th

Payout as a percentage of target		50%	100%	150%
_______________
(1)
Peer companies for the 2018-20 performance cycle consist of all U.S. commercial banks (or their holding companies) traded on Nasdaq, NYSE or NYSE American (formerly NYSE MKT) with total assets between 50% and 200% of Banner's total assets as of December 31, 2020.

(2)
Net income before amortization of intangibles and goodwill (tax-adjusted), divided by average tangible common equity; the measure used for relative comparisons will be an average of the calculated results for the years 2018, 2019 and 2020, each determined separately.

(3)	Total shareholder return from January 1, 2018 through December 31, 2020, assuming that dividends paid during the period are reinvested in the respective company's shares on the date paid.

The Compensation Committee approved target long-term incentive awards expressed as a percentage of base salary which were subsequently denominated in shares based on the average of the closing prices of Banner's stock on the ten days prior to the date of grant.  Awards for 2018 were allocated between restricted stock units and performance units, illustrated below as a percentage of base salary:

Executive	Total target stock-based award as % of salary	Restricted stock units as % of salary	Performance units as % of salary

Mark J. Grescovich	100%	50%	50%
Richard B. Barton	70%	35%	35%
Peter J. Conner	70%	35%	35%
Cynthia D. Purcell	70%	35%	35%
Keith A. Western	50%	25%	25%

The Grants of Plan-based Awards Table provides additional detail relating to the 2018 unit awards for the named executive officers.

Recipients of time-based restricted stock units accumulate dividends during the restriction period and do not have the power to vote unvested units.  Recipients of performance units are also entitled to dividends but only as and when the shares to which the dividends are attributable become vested.  Recipients of performance units do not have voting rights with respect to unvested units.  If Banner is required to prepare an accounting restatement due to error, omission or fraud, executive officers may be required to reimburse Banner for part or the entire incentive award made to the officer on the basis of having met or exceeded specific targets for performance periods.  The Compensation Committee has the discretion to adjust awards as needed to reflect the business environment and market conditions that may affect Banner's performance and incentive plan funding.

Performance shares for the 2016-18 Performance Cycle.  For the performance-based restricted stock awards made in 2016, the Committee approved the following corporate performance measures, weightings and relative performance goals:

		Relative Performance Percentile Ranking (1)
Performance Measure	Weighting	Threshold	Target	Stretch

Pre-tax pre-provision return on average assets (2)	50%	30th	50th	80th
Total shareholder return (3)	50%	30th	50th	80th

Payout as a % of target		50%	100%	150%
_____________
(1)
Peer companies for the 2016-18 performance cycle consisted of all U.S. commercial banks (or their holding companies) traded on Nasdaq, NYSE or NYSE American (formerly NYSE MKT) with total assets between 50% and 200% of Banner's total assets as of December 31, 2018.

(2)
Return on average assets ("ROAA") was determined based on net income before income taxes and before provision for loan and lease losses ("pre-tax pre-provision ROAA") from January 1, 2016 through December 31, 2018; the measure used for relative comparisons was an average of the calculated pre-tax pre-provision ROAA for the years 2016, 2017 and 2018, each determined separately.

(3)	Total shareholder return from January 1, 2016 through December 31, 2018; this measure was calculated assuming that dividends during the period were reinvested in Banner shares on the date paid.

Performance Shares Vesting for the 2016-18 Performance Cycle.  Performance shares granted in the first quarter of 2016 vested at 50.0% of target, based on 0% pretax pre-provision return on average assets vesting and 100.0% total shareholder return vesting.  Relative performance for pretax pre-provision return on average assets for Banner during the 2016-2018 performance cycle was at the 25th percentile of peers and relative total shareholder return over this period was at the 50th percentile of peers.  The required minimum threshold performance level was the 30th percentile for both performance measures.

Supplemental Executive Retirement Program.  We have adopted a supplemental executive retirement program ("SERP") in which Mr. Baker, Mr. Barton and Ms. Purcell participate.  The SERP is intended to encourage retention by ensuring that the executives reach a targeted retirement income, recognizing their value to Banner and rewarding them for their long-term service commitments.  At termination of employment at or after retirement age and achievement of a service requirement, the executive's annual benefit under the SERP, which may be reduced by certain other retirement benefits, would be computed as a percentage of the executive's final average compensation (as defined in the plan) and the executive's annual years of service (called the "supplemental benefit").  The executives are eligible for a reduced benefit upon early retirement if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before retirement age.  The SERP also provides for payments in the event of an executive's disability or death, or termination in the event of a change in control, all as discussed in further detail below, under "Potential Payments Upon Termination or Change in Control."  Executives' receipt of payments under the SERP are subject to confidentiality and non-competition provisions.  The executive officers have the status of unsecured creditors of Banner Bank with respect to the benefits accrued under the SERP.

Tax and Accounting Considerations

We have historically structured incentive compensation arrangements with a view toward qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code ("Section 162(m)"), although we have viewed and continue to view the availability of a tax deduction as only one relevant consideration.  The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success.

Federal tax legislation enacted in December 2017 eliminated the Section 162(m) performance-based compensation exemption prospectively and made other changes to Section 162(m), but with a transition rule that preserves the performance-based compensation exemption for certain arrangements and awards in place as of November 2, 2017.  We intend to continue to administer arrangements and awards subject to this transition rule with a view toward preserving their eligibility for the performance-based compensation exemption to the extent practicable.

Compensation Committee Report

The Compensation Committee of Banner's Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on the Committee's discussion with management, the Compensation Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee:

The Compensation Committee

Roberto R. Herencia, Chair
Connie R. Collingsworth
Brent A. Orrico
Merline Saintil

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers.  No executive officer of Islanders Bank or Community Financial Corporation is an executive officer of Banner.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)

Mark J. Grescovich	2018	790,847	--	965,579	704,455	--	53,055	2,513,936
President and Chief	2017	766,875	--	999,410	481,416	--	74,723	2,322,424
Executive Officer	2016	744,825	--	1,342,509	368,536	--	48,723	2,504,593

Richard B. Barton	2018	289,912	--	247,689	161,401	94,827 (4)	35,314	829,143
Executive Vice President and	2017	281,124	--	256,401	88,905	176,361 (4)	38,955	841,746
Chief Credit Officer	2016	273,590	50,000	196,801	54,294	154,647 (4)	37,413	766,745

Peter J. Conner (5)	2018	331,698	--	288,743	192,957	--	25,593	838,991
Executive Vice President and	2017	297,612	--	271,768	94,120	--	32,834	696,334
Chief Financial Officer

Cynthia D. Purcell	2018	334,614	--	285,842	194,654	602,517 (6)	21,414	1,439,041
Executive Vice President	2017	312,496	--	295,953	101,676	491,814 (6)	25,186	1,227,125
of Retail Banking and	2016	303,971	60,000	219,132	60,323	246,885 (6)	20,208	910,519
Administration

Keith A. Western	2018	331,002	--	201,984	177,657	229 (7)	25,926	736,798
Executive Vice President of	2017	320,495	--	209,162	101,750	237 (7)	35,699	667,343
Commercial Banking South	2016	315,430	40,000	184,966	62,597	139 (7)	23,533	626,665

Lloyd W. Baker (8)	2018	96,125	--	236,742	53,515	42,129 (6)	147,245	575,756
Former Executive Vice	2017	276,697	--	252,417	75,400	160,507 (6)	30,508	795,529
President and Chief	2016	269,282	50,000	193,723	53,439	94,581 (6)	25,535	686,560
Financial Officer
____________
(1)
Represents the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 14 of the Notes to Consolidated Financial Statements in Banner's Annual Report on Form 10-K for the year ended December 31, 2018. Includes time-based and performance-based restricted stock awards as described beginning on page 22 of this Proxy Statement under "Long-term Incentive Compensation."

(2)
See "Pension Benefits" below for a detailed discussion of the assumptions used to calculate the Change in Pension Value. Changes to the expected life assumptions resulted in material increases in the change in pension values for Mr. Baker and Ms. Purcell, adding $74,791 and $205,000, respectively, to the reported compensation.

(3)	Please see the table below for more information on the other compensation paid to our executive officers in 2018.
(4)
Consists of the following increases in the value of Mr. Barton's SERP: $94,645 for 2018, $176,073 for 2017 and $154,292 for 2016, and above-market earnings on deferred compensation of $182 for 2018, $288 for 2017 and $355 for 2016.

(5)	Not a named executive officer in 2016.
(6)	Represents an increase in the value of the executive's SERP.
(7)	Consists of above-market earnings on deferred compensation.
(8)	Mr. Baker retired as Banner's Chief Financial Officer on April 30, 2018.

All Other Compensation.  The following table sets forth details of "All other compensation," as presented above in the Summary Compensation Table.  The amounts reflected constitute contributions by Banner or Banner Bank for 2017.

Name	Employer 401(k) Matching Contribu- tion ($)	Dividends ($)(1)	Life Insurance Premium ($)	Club Dues ($)	Company Car Allowance ($)	Tax Gross-Up ($)	Retirement ($)(2)	Total ($)

Mark J. Grescovich	11,000	34,400 (3)	1,924	3,852	1,879	--	--	53,055
Richard B. Barton	10,928	3,537	5,328	9,521	6,000	--	--	35,314
Peter J. Conner	11,000	6,669	1,924	--	6,000	--	--	25,593
Cynthia D. Purcell	11,000	4,030	4,583	1,483	318	--	--	21,414
Keith A. Western	11,000	7,638	4,246	3,042	--	--	--	25,926
Lloyd W. Baker	6,861	1,392	3,190	1,284	241	1,609	132,668	147,245
___________
(1)	Consists of dividends on restricted stock. Award agreements have been revised to clarify that Banner will not pay dividends on future unvested awards.
(2)
Mr. Baker received $500 for attending meetings of the Board of Directors of Community Financial Corporation, a subsidiary of Banner Bank, subsequent to his retirement. Also includes a retirement gift of $5,000 and a SERP payment of $127,168, as described below under "Pension Benefits" and "Potential Payments Upon Termination or Change in Control."

(3)	Also includes dividends on vested but deferred restricted stock units.

Employment Agreements and Perquisites.  We have entered into employment agreements with each of the named executive officers.  The initial term of each agreement may be extended annually for an additional year at the discretion of the Board of Directors or a committee appointed by the Board.  The employment agreements were extended on July 1, 2018 for each of the named executive officers, other than Mr. Baker.  Under the agreements, the current base salaries for Mr. Grescovich, Mr. Barton, Mr. Conner, Ms. Purcell and Mr. Western are $795,675, $291,682, $340,000, $336,657 and $333,023, respectively.  Each executive's annual base salary must be reviewed annually and will be adjusted from time to time to reflect amounts approved by the Board or Board Committee.

The executives may participate with other executive officers of Banner Bank in such performance-based and discretionary bonuses, and incentive compensation opportunities, if any, as are authorized by the Board or Board committee.  The executives also may be eligible to participate in equity or incentive award programs sponsored by Banner Bank.  The executives may participate, to the same extent as executive officers of Banner Bank generally, in all Bank plans relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.  In addition, the executives are entitled to participate in any other fringe benefit plans or perquisites which are generally available to Banner Bank's executive officers, including but not limited to supplemental retirement, deferred compensation programs, supplemental medical or life insurance plans, company cars, club dues and physical examinations.  The executives also will be provided an automobile for their business use, monthly club and/or gym membership dues, and other employee benefits such as vacation and sick leave.  The agreements also provide that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under "Potential Payments Upon Termination or Change in Control."

401(k) Profit Sharing Plan.  We provide a 401(k) profit sharing plan.  The Board of Directors has appointed an administrative committee of Banner Bank officers to administer the 401(k) plan, and the named executive officers participate in this plan.  On an annual basis, the Board of Directors establishes the level of employer contributions to the 401(k) plan, which applies to all eligible participants including the named executive officers.  In 2018, we matched participants' contributions into the 401(k) plan up to four percent of eligible earnings for each payroll period.

Grants of Plan-Based Awards

 The following table shows information regarding grants of plan-based awards made to our named executive officers for 2018.

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mark J. Grescovich	04/02/18	316,339	632,677	949,016				7,056	385,258
	04/02/18				3,528	7,056	10,584		580,321 (3)

Richard B. Barton	04/02/18	72,478	144,956	217,435				1,810	98,826
	04/02/18				905	1,810	2,715		148,863 (3)

Peter J. Conner	04/02/18	82,924	165,849	248,773				2,110	115,206
	04/02/18				1,055	2,110	3,165		173,537 (3)

Cynthia D. Purcell	04/02/18	83,654	167,307	250,961				2,089	114,059
	04/02/18				1,044	2,089	3,133		171,783 (3)

Keith A. Western	04/02/18	82,750	165,501	248,251				1,476	80,590
	04/02/18				738	1,476	2,214		121,394 (3)

Lloyd W. Baker	04/02/18	70,486	140,971	211,457				1,730 (4)	94,458
	04/02/18				865	1,730	2,595		142,284 (3)
____________
(1)    Represents the potential range of awards payable under our 2018 Executive Incentive Plan. The performance goals and measurements associated with this Plan that generate the awards set forth above are provided in the "Short-term Incentive Compensation" section beginning on page 20.  For Mr. Baker, the numbers represent his potential award as if he were employed for the entire year.  As a result of his retirement, he is not eligible for a payment.

(2)    Represents the potential range of restricted stock awards payable under our 2018 Long-term Incentive Plan subject to performance measurements. The performance goals and measurements associated with this Plan that generate the awards set forth above are provided in the "Long-term Incentive Compensation" section beginning on page 22. Mr. Baker retains an interest in the performance shares in proportion to his months of service in 2018.

(3)    The fair value of the portion of the performance-based stock that is tied to return on average assets is based on the stock price on the date of grant at the maximum performance level. The fair value of the portion of the performance-based stock that is tied to total shareholder return is based on a statistical "Monte Carlo simulation" modeling technique that simulates potential stock price movements and all potential outcomes of achievement of the goal.

(4) Mr. Baker forfeited this award on his retirement.

Outstanding Equity Awards

The following information with respect to outstanding stock awards as of December 31, 2018 is presented for the named executive officers.  The named executive officers have no stock option awards outstanding.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mark J. Grescovich	14,008 (1)	749,148	33,881 (2)	1,811,956
Richard B. Barton	3,536 (1)	189,105	7,776 (2)	415,860
Peter J. Conner	3,955 (1)	211,513	8,598 (2)	459,821
Cynthia D. Purcell	4,058 (1)	217,022	8,873 (2)	474,528
Keith A. Western	3,070 (1)	164,184	7,179 (2)	383,933
Lloyd W. Baker (3)	--	--	3,275 (2)	175,147
____________
(1)
Consists of awards of restricted stock on April 1, 2016, April 3, 2017 and April 2, 2018 which vest pro rata over a three-year period from the grant date, with the first one-third vesting one year after the applicable grant date.

(2)
Consists of awards of restricted stock on April 1, 2016, April 3, 2017 and April 2, 2018 which vest after attainment of performance goals.  Number of shares represents performance at the maximum target level.

(3)	As a result of his retirement, Mr. Baker forfeited 3,429 unvested shares and units and 4,302 unearned Equity Incentive Plan shares and units.

Option Exercises and Stock Vested

The following table shows the value realized upon vesting of stock awards for our named executive officers in 2018.  The named executive officers have no option awards outstanding.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mark J. Grescovich	6,190	341,797
Richard B. Barton	1,514	83,591
Peter J. Conner	3,270	195,309
Cynthia D. Purcell	1,708	94,294
Keith A. Western	4,169	252,234
Lloyd W. Baker	1,490	82,265

Pension Benefits

The following information is presented with respect to the nature and value of pension benefits for the named executive officers at December 31, 2018.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Mark J. Grescovich	N/A	--	--	--
Richard B. Barton	Supplemental Executive Retirement Program	12	1,761,168	--
Peter J. Conner	N/A	--	--	--
Cynthia D. Purcell	Supplemental Executive Retirement Program	34	3,222,777	--
Keith A. Western	N/A	--	--	--
Lloyd W. Baker	Supplemental Executive Retirement Program	(2)	2,211,147	127,618
________________

(1)
Amounts shown assume normal retirement age as defined in individual agreements and an assumed life based on IRS mortality tables, but not less than 15 years following retirement, for the recipient and recipient's spouse, with the projected cash flows discounted at 4½% to calculate the resulting present value.

(2)	Mr. Baker retired on April 30, 2018.

Supplemental Executive Retirement Program.  We adopted a SERP for Mr. Barton, Ms. Purcell and Mr. Baker.  Banner Bank has purchased life insurance on both of the executives in an amount sufficient to recover the benefits payable under the SERP, payable upon their deaths.  The SERP provides for payments in the event of retirement, early retirement, disability, involuntary termination following a change in control and death.  Mr. Baker retired in 2018 and began receiving payments.  These payments are discussed in further detail below, under "Potential Payments Upon Termination or Change in Control."

Nonqualified Deferred Compensation

The following information is presented with respect to plans that provide for the deferral of compensation on a basis that is not tax-qualified in which the named executive officers participated in 2018.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)(2)

Mark J. Grescovich	--	--	--	--	--
Richard B. Barton	--	--	1,110	--	24,439
Peter J. Conner	--	--	--	--	--
Cynthia D. Purcell	--	--	--	--	21,756
Keith A. Western	10,000	--	1,400	--	32,584
Lloyd W. Baker	--	--	--	--	31,414
______________
(1)
Aggregate earnings were negative for executive accounts invested in the equity market, including negative returns of $999 and $14 for Ms. Purcell and Mr. Baker, respectively.  For Mr. Barton and Mr. Western, $182 and $229, respectively, constituting above-market earnings, was reported as compensation in 2018 in the Summary Compensation Table.

(2)
Includes prior period executive contributions and employer contributions to the deferred compensation plan. Of these amounts, the following amounts were previously reported as other compensation to the officers in the Summary Compensation Table: for Mr. Barton, $10,398; Ms. Purcell, $8,421; Mr. Western, $376; and for Mr. Baker, $6,762.

In 2004, we adopted deferred compensation plans which allow executive officers of Banner to defer all or part of their cash compensation or non-qualified stock options until retirement.  Each executive officer may direct the investment of the deferred compensation toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account.  We established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the executive officers have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred compensation agreements provide pre-retirement death and disability benefits in an amount based on the value of the executive officer's account balance upon the occurrence of either event.  At retirement, an executive officer, as previously elected, may receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding ten years.  At December 31, 2018, our estimated deferred compensation liability accrual with respect to executive officers under these agreements was $737,000.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination, early retirement, normal retirement and death.  In addition, our equity plans also provide for potential payments upon termination.  The following table shows, as of December 31, 2018, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Death ($)		Disability ($)		Involuntary Termination ($)		Involuntary Termination Following Change in Control ($)		Early Retirement ($)		Normal Retirement ($)

Mark J. Grescovich
Employment Agreement	--		692,071	(1)	2,889,497		4,334,245		--		--
Equity Plans	2,561,104	(2)	2,561,104	(2)	--		2,561,104	(2)	--		--

Richard B. Barton
Employment Agreement	--		--		731,211		894,054		--		--
SERP	82,727	(3)	165,455	(3)	165,455	(4)	165,455	(5)	165,455	(5)	165,455	(3)
Equity Plans	604,965	(2)	604,965	(2)	--		604,965	(2)	--		--

Peter J. Conner
Employment Agreement	--		226,667	(4)	885,671		2,362,818		--		--
Equity Plans	671,334	(2)	671,334	(2)	--		671,334	(2)	--		--

Cynthia D. Purcell
Employment Agreement	--		224,438	(4)	860,645		1,031,147		--		--
SERP	107,745	(3)	215,491	(3)	211,179	(5)	211,179	(5)	211,179	(5)	211,216	(3)
Equity Plans	691,550	(2)	691,550	(2)	--		691,550	(2)	--		--

Keith A. Western
Employment Agreement	--		222,015	(4)	860,564		1,953,266		--		--
Equity Plans	548,117	(2)	548,117	(2)	--		548,117	(2)	--		--

Lloyd W. Baker
Employment Agreement	--		--		--		--		--		--
SERP	--		--		--		--		--		127,168	(6)
Equity Plans	--		--		--		--		--		--
_______________
(1)	Annually through the term of the employment agreement unless the Board exercises an election to discontinue.
(2)
Represents accelerated vesting of restricted stock. Performance-based vesting would be determined based on actual performance; for purposes of this calculation, assumes that all shares vested at the maximum performance level.

(3)	Indicates annual payments.
(4)	Indicates annual payments; payable only until age 65.
(5)	Indicates annual payments (which may not begin before age 68 for Mr. Barton and 62 for Ms. Purcell).
(6)
Mr. Baker retired effective as of April 30, 2018 and we began making payments under his SERP.  Payments began in November 2018 with a cumulative payment for the period following his retirement on April 30, 2018 and will continue with monthly payments of $15,896.

Employment Agreements.  The employment agreements with each of the named executive officers provide for payments in the event of death, disability or termination.  In the event of an executive's death during the term of his or her employment agreement, we will pay to the executive's estate the compensation due through the last day of the calendar month in which his or her death occurred.

Mr. Grescovich's agreement provides that if he becomes entitled to benefits under the terms of the then-current disability plan, if any, of Banner or Banner Bank or becomes otherwise unable to fulfill his duties under his employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided for executive employees.  In the event of his disability, the employment agreement is not suspended, except that (1) the obligation to pay Mr. Grescovich's salary will be reduced by the amount of disability income benefits he receives and (2) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the Compensation Committee, Banner or Banner Bank may discontinue payment of his salary beginning six months following a determination that he has become entitled to benefits under the disability plan or otherwise unable to fulfill his duties under his agreement. If Mr. Grescovich's disability does not constitute a disability within the meaning of Section 409A of the Internal Revenue Code, and he is a "specified employee" within the meaning of Section 409A, then disability payments will not begin until the earlier of his death or the sixth month anniversary of his separation from service.

The employment agreements with each of the named executive officers other than Mr. Grescovich provide that if the executive becomes disabled or incapacitated to the extent that he or she is unable to perform the duties of his or her position, he or she shall receive short-term disability benefits equal to 100% of his or her monthly compensation beginning on the 15th day of disability and continuing until the 180th day of disability and long-term disability benefits equal to 66⅔% of monthly salary beginning on the 181st day of disability and continuing until he or she attains age 65.  These benefits will be reduced by the amount of any benefits payable to the executive under any other disability program of Banner Bank.  The Bank currently provides disability benefits with certain limitations to all full time employees.  In addition, during any period of disability, the executive and his or her dependents shall, to the greatest extent possible, continue to be covered under all executive benefits plans of Banner Bank, including without limitation, its retirement plans, life insurance plan and health insurance plans, as if actively employed by Banner Bank.  If the executive is disabled for a continuous period exceeding six calendar months, Banner Bank may, at its election, terminate the employment agreement.  If the executive's disability does not constitute a disability within the meaning of Section 409A of the Internal Revenue Code, and the executive is a "specified employee" within the meaning of Section 409A, then disability payments will not begin until the earlier of the executive's death or the sixth month anniversary of the executive's separation from service.

The employment of the executives is terminable at any time for just cause as defined in the agreements.  In addition, the employment of an executive may be terminated without just cause, in which case the agreements provide that the named executive officers other than Mr. Grescovich would continue to receive (1) base salary over the remaining term and (2) the executive's group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for the remaining term.  Mr. Grescovich's agreement provides that we must pay him a lump sum equal to two times the sum of (1) his annual salary in effect on the date of termination and (2) any unearned performance-based bonus based on the target opportunity on the date of termination.  We would also be required to pay to him any earned but unpaid performance-based bonus and continue his group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for 24 months after the date of termination.

The employment agreements also provide for benefits in the event of the executives' termination in connection with a change in control.  For the named executive officers other than Mr. Grescovich, if, within six months prior to a change in control or 24 months after a change in control, we (or our acquiror) terminate an executive's employment or otherwise change the circumstances in which he or she is employed, or cause a reduction in responsibilities or authority or compensation or other benefits provided under the employment agreement without consent, other than for just cause, the agreements provide that we must pay to the executive and provide him or her, or the his or her beneficiaries, dependents and estate, with the following: (1) 2.99 times the executive's base amount as defined in Section 280G of the Internal Revenue Code (and for Mr. Conner, his target annual bonus opportunity); and (2) during the period of 36 calendar months beginning with the event of termination, continued coverage under all Banner employee benefit plans as if the executive were still employed during that period under the employment agreement.  If Mr. Grescovich's employment is terminated within 24 months of a change in control, we must pay him a lump sum equal to three times the sum of (1) his annual salary in effect on the date of termination and (2) any unearned performance-based bonus based on the target opportunity on the date of termination.  We would also be required to pay to him any earned but unpaid performance-based bonus and continue his group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for 36 months after the date of termination.  The employment agreements limit these payments and do not allow payments of amounts in excess of the limits imposed by Section 280G of the Internal Revenue Code.

Supplemental Executive Retirement Program. We adopted a SERP for Messrs. Baker and Barton, and Ms. Purcell.  At termination of employment at or after attaining age 62 (age 68 for Mr. Barton) and having achieved a service requirement, the executive's annual benefit under the SERP would be computed as the product of 3% (4% for Mr. Barton) of the executive's final average compensation (defined as the three calendar years of the executive's annual cash compensation, including bonuses, which produce the highest average within the executive's final eight full calendar years of employment) and the executive's annual years of service (subsequent to January 1, 2007 for Mr. Barton) (called the "supplemental benefit").  However, the supplemental benefit would be limited such that the sum of (1) amounts payable from the executive's other retirement benefits from Banner and Banner Bank and (2) the supplemental benefit may not exceed 60% of final average compensation (for Mr. Barton, the supplemental benefit may not exceed the product of 3% times his total years of service and his final average compensation).  Payment of the supplemental benefit begins on the first day of the month next following the executive's retirement date and continues monthly for the executive's life, unless the executive is a specified employee (as defined in Section 409A of the Internal Revenue Code), in which case payment begins on the first day of the month following the six-month anniversary of the executive's termination of employment.  The executives are eligible for a reduced benefit upon retirement prior to age 62 (age 68 for Mr. Barton) if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before age 62 (age 68 for Mr. Barton) and payments will be subject to the delayed distribution requirements if the executive is a specified employee.

In the event of an executive's death, the executive's surviving spouse shall receive a spouse's supplemental benefit.  If the death occurs following the executive's retirement date, the surviving spouse shall be entitled to a spouse's supplemental benefit, payable for life, equal to 50% of the monthly amount of the supplemental benefit payable to the executive prior to his or her death.  If the death occurs while the executive is actively employed by Banner or any of its affiliates, the surviving spouse shall receive a spouse's supplement benefit equal to 50% of the amount the executive would have received as a supplemental benefit if the executive's retirement date had occurred on the date immediately preceding the executive's death.

With respect to each of the named executive officers, the agreement provides that in the event of the executive's involuntary termination of employment on or after the effective date of a change in control, the date of termination shall be treated as the executive's retirement date and he or she shall be entitled to receive a supplemental benefit.  If the executive had reached his or her retirement date, the supplemental benefit would be calculated as described above for normal retirement and if the executive had not reached his or her retirement date but had satisfied the years of service requirement, the supplemental benefit would be calculated as described above for early retirement.  No benefit payment will begin before age 62 (age 68 for Mr. Barton) and payments will be subject to the delayed distribution requirements if the executive is a specified employee.

The supplemental benefit shall cease to be paid to the executive (and rights to the spouse's supplemental benefit shall terminate) if the executive (1) discloses material confidential information or trade secrets concerning Banner Bank or any of its subsidiaries without its consent or (2) engages in any activity that is materially damaging to the Bank including engaging in competitive employment during the three-year period beginning on the executive's retirement date (or in the case of Mr. Barton, during the two-year period beginning on the date of his involuntary termination of employment on or after the effective date of a change of control).

Equity Plans.  The 2012 Restricted Stock and Incentive Bonus Plan, as amended on April 23, 2013, provides that accelerated vesting of restricted stock will occur only upon completion of a change in control and involuntary separation from employment (including voluntary separation for good reason) of the recipient during the 12-month period following the effective date of the change in control (known as a "double trigger").  The 2014 Omnibus Incentive Plan was amended in 2015 to provide that restricted stock, restricted stock units and performance awards will become fully vested and stock options and stock appreciation rights will become fully exercisable only upon a double trigger.  Our 2012 Restricted Stock and Inventive Bonus Plan and 2014 Omnibus Equity Plan also provide for accelerated vesting of awards if a recipient's service is terminated as a result of death or disability.

Chief Executive Officer Pay Ratio

In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the SEC adopted Item 402(u) of Regulation S-K, requiring annual disclosure of the ratio of the annual total compensation of the Chief Executive Officer to the median employee's annual total compensation.  For 2018, this information is as follows:

•	Mr. Grescovich, Chief Executive Officer, annual total compensation: $2,513,936
•	Median employee annual total compensation: $ 62,463
•	Ratio of Chief Executive Officer to median employee compensation: 40 to 1

We have concluded that it is appropriate to use the median employee from our 2018 disclosure for our 2019 disclosure.  It is our reasonable belief that doing so will not significantly impact the pay ratio disclosure as there has been no material change to the employee population or employee compensation arrangements during the 2018 calendar year.  In determining the median employee for the initial 2018 disclosure, we used a listing of all employees, excluding our Chief Executive Officer, as of December 31, 2017.  To identify our median employee, we included all elements of total direct compensation (defined as the total value of salaries, commissions, bonuses, and short- and long-term incentives provided regularly and consistently to the employee base) paid in 2017 as our consistently applied compensation measure. The value of long-term incentive awards issued during 2017 was based on the fair market value of the award at the time of grant. Compensation for full-time employees hired during 2017 was annualized.

As a result of the flexibility permitted by Item 402(u), the method we used to determine our median employee may differ from the methods used by our peers, so the ratios may not be comparable.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Roberto R. Herencia, Connie R. Collingsworth, Brent A. Orrico and Merline Saintil.  No members of the Compensation Committee were officers or employees of Banner or any of its subsidiaries during the year ended December 31, 2018, nor were they formerly Banner officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are required to periodically include in our annual meeting proxy statements and present at the annual meeting of shareholders a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a "say-on-pay" proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Banner's executives as disclosed in the Proxy Statement.  The say-on-pay proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Banner Corporation's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Proxy Statement for the 2018 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and shareholders.  Our Board of Directors believes that our compensation policies and procedures achieve these objectives.  The Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we were required to include in the proxy statement for the 2013 annual meeting of shareholders a non-binding shareholder vote to consider the timing of future shareholder votes on executive compensation.  Shareholders voted in favor of holding an annual vote on executive compensation and the Board of Directors determined to adopt an annual frequency.  The Dodd-Frank Act requires that shareholders be permitted to vote on the frequency of future votes on executive compensation at least once every six years.  Accordingly, we are including in this Proxy Statement and presenting at this year's annual meeting a non-binding shareholder vote to consider the timing of future shareholder votes on executive compensation.  This proposal gives shareholders the opportunity to vote on whether a resolution to approve the compensation of our named executive officers should be presented to shareholders every one, two or three years, or to abstain from voting.

The Board of Directors believes that a resolution to approve the compensation of our named executive officers should be presented to shareholders every year because the Board is committed to strong corporate governance and an annual cycle provides for the greatest accountability to our shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It also will not affect when the shareholders will be asked to vote on executive compensation in future years.  The Compensation Committee and the Board will, however, take into account the outcome of the vote when considering when to present shareholders with a resolution to approve executive compensation.

The Board of Directors recommends that you vote for conducting an advisory vote on executive compensation EVERY YEAR.

AUDIT COMMITTEE MATTERS

Audit Committee Charter.  The Audit Committee operates pursuant to a charter approved by our Board of Directors.  The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring our financial accounting and reporting, system of internal controls established by management and audit process.  The charter sets out the responsibilities, authority and specific duties of the Audit Committee.  The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to our independent registered public accounting firm, the internal audit department and management.

Report of the Audit Committee.  The Audit Committee reports as follows with respect to Banner's audited financial statements for the year ended December 31, 2018:

•	The Audit Committee has completed its review and discussion of the 2018 audited financial statements with management;

•
The Audit Committee has discussed with the independent registered public accounting firm (Moss Adams LLP) the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301, Communications with Audit Committees;

•
The Audit Committee has received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence; and

•	The Audit Committee has, based on its review and discussions with management of the 2018 audited financial statements and discussions with the independent registered public accounting firm,

recommended to the Board of Directors that Banner's audited financial statements for the year ended December 31, 2018 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee

Gordon E. Budke, Chairman
Robert D. Adams
David A. Klaue
John R. Layman
David I. Matson
Kevin F. Riordan

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 4 – RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2019 and that selection is being submitted to shareholders for ratification.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Moss Adams LLP to our shareholders for ratification as a matter of good corporate practice.  If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm.  Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Banner and our shareholders.  Moss Adams LLP served as our independent registered public accounting firm for the year ended December 31, 2018 and a representative of the firm will be present at the annual meeting to respond to shareholders' questions and will have the opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm.

The following table sets forth the aggregate fees billed, or expected to be billed, to us by Moss Adams LLP for professional services rendered for the fiscal years ended December 31, 2018 and 2017.

	Year Ended December 31,
	2018	2017

Audit Fees (1)	$1,178,064	$1,053,390
Audit-Related Fees	--	--
Tax Fees (2)	404	4,424
All Other Fees	--	--
____________
(1)	Fees for 2018 include estimated amounts to be billed.
(2)	Fees for 2018 and 2017 include consultation regarding Affordable Care Act compliance and tax depreciation.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent registered public accounting firm in connection with the Committee's annual review of its charter.  Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee.  If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting.  In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm.  For the year ended December 31, 2018, the Audit Committee approved all of the services provided by Moss Adams LLP that were designated as audit-related fees, tax fees and all other fees as set forth in the table above.

The Audit Committee of the Board of Directors determined that all of the services performed by Moss Adams LLP in fiscal year 2018 were not incompatible with Moss Adams LLP maintaining its independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of any registered class of Banner's equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by these persons, we believe that during the year ended December 31, 2018, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies, and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Banner's common stock.  In addition to solicitations via the Internet and by mail, our directors, officers and regular employees may solicit proxies personally or by telecopier or telephone without additional compensation.

Banner's 2018 Annual Report to Shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on March 1, 2019.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to us or by accessing our proxy materials online at www.bannerbank.com/proxymaterialshttp://www.investorvote.com/banr.  The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

A copy of Banner's Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, will be furnished without charge to shareholders of record as of March 1, 2019 upon written request to Albert H. Marshall, Secretary, Banner Corporation, 10 S. First Avenue, Post Office Box 907, Walla Walla, Washington 99362.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at our annual meeting to be held in 2020 must be received by us no later than November 23, 2019 to be considered for inclusion in the proxy materials and form of proxy relating to that meeting.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

In addition, our Articles of Incorporation provide that in order for business to be brought before the annual meeting, a shareholder must deliver notice to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days' notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must state the shareholder's name, address and number of shares of Banner common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

Our Articles of Incorporation provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to our Secretary not less than 30 days nor more than 60 days prior to the date of the annual meeting of shareholders; provided, however, that if less than 31 days' notice of the annual meeting is given to shareholders, such written notice must be delivered to our Secretary not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Securities Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) his or her name and address as they appear on our books and (b) the class and number of Banner shares which are beneficially owned by such shareholder.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ ALBERT H. MARSHALL

ALBERT H. MARSHALL SECRETARY

Walla Walla, Washington
March 22, 2019

APPENDIX A
BANNER CORPORATION
 AUDIT COMMITTEE CHARTER
I.            Purpose
The Audit Committee ("Committee") is a standing committee of the Board of Directors ("Board") of Banner Corporation and its subsidiaries ("Corporation").  The primary function of the Committee is to oversee the accounting and financial reporting processes of the Corporation and its subsidiaries and the audits of the Corporation's consolidated financial statements.  In addition, the Committee also assists the Board in fulfilling its oversight responsibilities relating to (a) the quality and integrity of financial reports and other financial information provided by the Corporation and the Corporation's systems of internal accounting and financial controls; (b) the annual appointment of the Corporation's Independent Registered Public Accounting firm ("Independent Auditor") and the oversight and periodic evaluation of the Independent Auditor's qualifications, independence and performance; (c) the performance and oversight of the Corporation's internal audit function including the annual performance review and compensation of the Chief Audit Executive; (d) the compliance by the Corporation with legal and regulatory requirements, including disclosure, controls and procedures with respect to financial reporting matters; and (e) the fulfillment of the other responsibilities set forth herein.  The Committee shall also review and approve the report required by Securities and Exchange Commission ("SEC") rules to be included in the Corporation's annual meeting proxy statement.
The Committee has the full and complete authority to act for and on behalf of the Corporation's bank subsidiary, Banner Bank (the "Bank"), in the exercise of the Audit Committee responsibilities of the Bank pursuant to authority granted to the Committee by the By-laws of the Bank and the Board.
While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, to prepare the Corporation's consolidated financial statements or disclosures or to determine that the Corporation's consolidated financial statements and disclosures are complete and accurate and are in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the Corporation's financial statements including the design and operating effectiveness of internal controls over financial reporting, and for the appropriateness of the accounting principles and reporting policies used by the Corporation. The Independent Auditor is responsible for auditing the Corporations' consolidated financial statements and adequacy of internal controls over financial reporting and for reviewing the Corporation's unaudited interim financial statements. Likewise, it is not the Committee's responsibility to conduct investigations, or to assure that the Corporation complies with specific legal requirements or the Corporation's code of ethics. Each member of the Committee will be entitled to rely, to the fullest extent permitted by law, upon the integrity of those persons or organizations within and outside the Corporation from whom it receives information, and the accuracy of the information.
II.            Composition
The Committee shall consist of three or more directors as determined by the Board, each of whom shall be an independent director, and free from any relationships that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment, as a member of the Committee.  No member of the Committee can have participated in the preparation of the Corporation's financial statements at any time during the past three years.
All members of the Committee shall have a working familiarity of basic finance and accounting practices, including being able to read and understand fundamental financial statements, including the Corporation's consolidated balance sheet, consolidated income statement and consolidated cash flow statement.  At least one member of the Committee must be an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S‑K.  A person who satisfies this definition of an audit committee financial expert will also be presumed to have financial sophistication.  The Committee will also include members with banking or related financial management expertise.  Furthermore, the Committee will not include any members who are large customers of the Corporation or any of its subsidiaries as determined by the Board.

Member independence, experience and financial expertise will be in conformance with rules established by the SEC, the rules of the NASDAQ Stock Market, FDIC, and the AICPA, including, but not limited to, the requirements of Rule 10A‑3 of the Securities Exchange Act of 1934 and 12 C.F.R. 363.5.  The members of the Committee shall be elected by the Board, based on recommendations from the Corporate Governance/Nominating Committee, at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified.  The Board may remove or replace any member from the Committee at any time with or without cause.
The Board, in consultation with the Corporate Governance/Nominating Committee, will determine whether the Committee includes appropriate membership with banking or related financial management, as such qualifications are interpreted by the Board in its business judgment, and whether any member of the Committee is an "audit committee financial expert" as defined by the SEC. Unless a Chair is selected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.  The Chair, or its designee, will preside over all meetings of the Committee and set the agendas for Committee meetings.
III.            Meetings and Structure
The Committee shall meet as often as it determines, but not less than eight times per year.
As part of its job to foster open communication, the Committee shall meet periodically with management, the Chief Audit Executive and representatives of the Independent Auditor in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately.
In addition to other agenda items and related timing as determined by the Chair, the Committee shall meet at least quarterly with management, the Chief Audit Executive and the Independent Auditor to review the preparation of and procedures performed over the Corporation's consolidated financial statements and related disclosures, receive required communications from the Independent Auditor and discuss material changes, significant deficiencies or material weaknesses in internal controls over financial reporting with management and the Chief Audit Executive.
The Committee may also meet separately with regulatory examiners.
The Committee is governed in accordance with Article IV of the Banner Corporation's Bylaws and such other procedures as may be fixed by the Committee to the extent consistent with the Bylaws.
An agenda and supporting materials shall be sent to members prior to each meeting.  Minutes will be prepared to document the discharge of the Committee's responsibilities.  The Committee shall make regular reports to the Board of Directors.
IV.            Responsibilities and Duties
The Independent Auditor is accountable to the Board of Directors and the Committee as representatives of the shareholders.  The Committee is directly responsible for the selection, appointment, compensation, retention, termination and oversight of the work of any independent registered public accounting firm engaged for the purpose of issuing an audit report or performing other audit, review or attest services for the Corporation, and each such independent registered public accounting firm shall report directly to the Committee.  The Committee shall review, at least annually, the qualifications, performance and independence of the Independent Auditors (primary or otherwise) and present its conclusions with respect to the selection, retention or termination of the Independent Auditors to the Board. To fulfill its responsibilities and duties, the Committee shall have the following authority and responsibilities and any other activities consistent with this Charter, Banner Corporation's Bylaws, and governing law as the Board or Committee deems necessary or appropriate:
Independent Auditor - Services and Oversight
1.	Approve all audit engagement fees and terms and pre-approve all audit and permitted non‑audit services to be provided to the Corporation by the Independent Auditor, including estimated engagement fees and terms. The Committee may delegate authority to pre‑approve audit and permitted non‑audit services to one or more members of the Committee. If this authority is delegated, all pre‑approved audit and permitted non‑audit services will be presented to the Committee at its next scheduled meeting.

2.
Ensure that engagement letters and any related agreements with Independent Auditors do not include any limitation of liability provisions that (i) indemnify the Independent Auditor against claims made by third parties; (ii) hold harmless or release the independent public accountant from liability for claims or potential claims that might be asserted by the Corporation or its subsidiaries, other than claims for punitive damages; or (iii) limit the remedies available to the Corporation or its subsidiaries.

3.	Review and discuss the scope, timing and approach of the independent audit, and any changes thereto, with management, the Independent Auditor and the Chief Audit Executive.
4.	Facilitate open communications among and between the Independent Auditor, management, internal audit and the Board.
Independent Auditor - Independence
1.
Receive directly from the Independent Auditor any and all reports and, at least annually, a formal written statement delineating all relationships between the Independent Auditor and the Corporation, consistent with Independence Standards Board Standard 1.  On an annual basis, the Committee should review and discuss with the Independent Auditor, any relationships between the Independent Auditor and the Corporation and any services provided that may impact the Independent Auditor's objectivity and independence.  The Committee shall take appropriate action to oversee the independence of the Independent Auditor.

2.
In consultation with the Independent Auditor, ensure that the lead audit engagement partner and the concurring review partner responsible for reviewing the audit are rotated as required by law, rule or regulation and do not serve as the lead audit engagement partner or concurring review partner at any time during the five year period subsequent to a required rotation (or such shorter period as may be permitted by law, rule or regulation).

3.	In connection with the annual selection of the Independent Auditor, the Committee shall present its conclusions and recommendation to the full Board.
Financial Reporting Processes
1.
Review and discuss with  management, the Chief Audit Executive, and the Independent Auditor the consolidated financial statements and related footnotes proposed to be included in the Corporations Annual Report on Form 10‑K, including disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."  The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the Independent Auditor under applicable standards of the Public Company Accounting Oversight Board. Based on such review and discussion, the Committee shall make its recommendation to the Board as to the inclusion of the audited annual consolidated financial statements in the Corporation's Form 10‑K.

2.
Review and discuss with management, the Chief Audit Executive and the Independent Auditor the Corporation's quarterly consolidated financial statements, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" prior to the filing of its Form 10‑Q, including the results of the Independent Auditor's review of the quarterly consolidated financial statements and related footnotes.

3.
Discuss with management, the Chief Audit Executive and the Independent Auditor the Corporation's disclosure and controls procedures and review quarterly management's conclusions about the effectiveness of such disclosure controls and procedures.

4.	Review the minutes of the Corporation's Disclosure Committee.
5.
Discuss with management, the Chief Audit Executive and the Independent Auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation's consolidated financial statements, including any significant changes in the Corporation's selection or application of accounting principles and the related impacts of those changes, and the Independent Auditor's conclusions in regard to the quality of the Corporation's accounting principles and underlying estimates and judgments, including the nature of any significant changes, adjustments, reclassifications, or disclosures proposed by the Independent Auditor.

6.
Review and discuss with management, the Chief Audit Executive and the Independent Auditor disclosures made to the Committee by the Corporation's CEO and CFO during their certification process for the Form 10‑K and Form 10‑Q required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended ("SOX") regarding (i) the effectiveness of and significant deficiencies and material weaknesses in the design or operation of the Corporation's internal controls over financial reporting, (ii) any fraud involving management or other employees having a significant role in internal controls over financial reporting; (iii) implementation actions taken by management to remediate significant deficiencies or material weaknesses in internal controls over financial reporting; (iv) changes in the Corporation's internal controls over financial reporting during the most recent quarter that have materially affected, or are reasonably likely to materially affect, such internal controls and; (v) the basis for conclusions regarding the adequacy of disclosures about changes in internal control over financial reporting.

7.
Review and discuss with management, the Chief Audit Executive and the Independent Auditor management's required annual assessment of the Corporation's internal controls over financial reporting and the related report issued by the Independent Auditor prior to their inclusion in and the filing of the Corporation's Form 10‑K.

8.
Not less than quarterly, consult with the Independent Auditor out of the presence   of management about internal controls and the completeness and accuracy of the Corporation's consolidated financial statements.

9.	Review and discuss reports/presentations from the Independent Auditor on:
a.	All critical accounting policies and practices including the consistency in the application of or changes to such policies and practices.
b.
All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Auditor.

c.
Other material written communication between the Independent Auditor and management, such as any management letter or schedule of unadjusted differences and out of period adjustments, including related materiality analyses and conclusions.

10.
Review and discuss with management, the Chief Audit Executive and the Independent Auditor the type and presentation of information included in the Corporation's earnings press releases, including the use of "pro forma" or "adjusted" non‑GAAP information, prior to the public announcement of such results, as well as financial information and earnings guidance provided to analysts and rating agencies. The review of financial information and earnings guidance provided to analysts and rating agencies may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made) and the chair of the Committee may represent the entire Committee for the purposes of this review.

11.	Discuss with management and the Independent Auditor the effect of regulatory and accounting initiatives as well as off‑balance sheet structures on the Corporation's financial statements.
12.
In coordination and consultation with the Board‑level Risk Committee, discuss with management and the Chief Audit Executive the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures.

13.
Discuss with the Independent Auditor the matters required to be discussed by AU Section 380 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, the resolution of any significant disagreements with management, and the nature of any significant unresolved accounting or auditing matters.

14.
Review with management, the Chief Audit Executive and the Independent Auditor the basis for the annual report filed under Section 36 of the Federal Deposit Insurance Act and Part 363 of FDIC Regulations and the related Independent Auditor's attestation report concerning the effectiveness of the Corporation's internal control over financial reporting including controls over the preparation of required regulatory financial statements.

Internal Audit
1.	Oversee the internal audit function such that the Chief Audit Executive shall functionally report directly to the Committee and administratively to the Chief Executive Officer.
2.	Review and approve the Internal Audit charter annually.
3.
After reviewing and discussing with the Chief Audit Executive and management, approve the proposed annual risk-based internal audit plan including financial budget and resources, overall risk assessment methodology, any proposed outsourcing arrangements and plans for conducting internal audit quality assessments, and approve any significant future interim changes to the foregoing.

4.
Receive periodic reports from the Chief Audit Executive on the completion status of the annual risk-based internal audit plan, including any significant changes made to the plan and the rationale, the results of internal audit assessment activities, an "Open Issues" report related to the status of assessment findings and the results of any internal audit quality assessments.

5.
Discuss with the Chief Audit Executive the results of internal audit assessment findings, including updates on the progress and sufficiency of remediation efforts required to address significant items identified by such assessments.

6.	Ensure there are no organizational, administrative or budgetary restrictions or limitations that could reasonably impair the independence or effectiveness of the internal audit function.
7.	Review annually the performance and compensation of the Chief Audit Executive.
8.	The Committee shall approve all material services to be performed by experts and consultants in support of internal audit activities.

Financial Compliance
1.
Maintain procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employee or others of concerns regarding questionable accounting and auditing matters.

2.
Obtain from the Independent Auditor assurance that, if it detects or becomes aware of any illegal act, that the Committee will be adequately informed in a timely manner and provided with a written report if the Independent Auditor has reached specified conclusions with respect to such illegal acts.

3.
Obtain reports from management, the Chief Audit Executive, Chief Risk Officer, the Board‑level Risk Committee and the Independent Auditor that the Corporation is in conformity with applicable legal requirements and the Corporation's Code of Business Conduct and Ethics, which includes special ethics obligations for employees with financial reporting responsibilities.

4.	Review the significant results of regulatory examinations of the Corporation related to the Corporation's financial statements, internal controls or accounting policies.
5.
Discuss with management and the Independent Auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Corporation's financial statements and related disclosures, accounting policies or procedures or internal controls over financial reporting.

6.
Discuss with the Corporation's Legal Counsel, when appropriate, legal matters that are reasonably possible to have a material impact on the financial statements or the Corporation's compliance policies.

Other
1.
Discuss with management any second opinions regarding accounting, auditing or internal control over financial reporting matters sought from an accounting firm other than the Corporation's Independent Auditor, including the substance and reasons for seeking any such opinion.

2.
In coordination and consultation with the Board‑level Risk Committee, review and discuss the effectiveness of the Corporation's overall risk governance framework and such other matters as required by law, regulation or agreement.

3.	Review the Corporation's policies and procedures for regular review of the expense accounts of the Corporation's executive management.
4.
At its discretion, request that management, the Independent Auditor or the internal auditors undertake special projects or investigations which the Committee deems necessary to fulfill its responsibilities.

5.	Receive and review reports from the Executive Cybersecurity Event Evaluation Team on no less than a quarterly basis regarding any cybersecurity events or potential cybersecurity risks
V.            Outside Advisors
The Committee shall have full access to any relevant records of the Corporation and have the power and authority, in its sole discretion, to retain and obtain the advice and assistance of outside advisors as it deems necessary to fulfill its duties and responsibilities under this Charter.  The Committee shall have the power and authority and be directly responsible, in its sole discretion, for the selection, appointment, compensation and oversight of the work of any adviser retained by the Committee.  The Corporation will provide for appropriate funding, as determined by the

Committee, for payment of (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, (2) compensation to any advisers employed by the Committee; and (3) ordinary administrative expenses of the Committee.
VI.            Authority to Delegate
Subject to applicable law, the Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.
VII.            Charter
At least annually, this charter will be reviewed and updated, as conditions dictate, with such changes submitted to the Board of Directors for approval.  Furthermore, the Committee shall, in a manner it deems appropriate, evaluate itself annually by comparing its performance with the requirements of the charter.  The results shall be reported to the Board.

APPENDIX B
COMPENSATION COMMITTEE CHARTER
FOR
THE COMPENSATION COMMITTEE
OF BANNER CORPORATION
AND
THE COMPENSATION COMMITTEE
 OF BANNER BANK
I.	Purpose
The primary function of the Compensation Committee of Banner Corporation ("Corporation Compensation Committee") and the Compensation Committee of Banner Bank ("Bank Compensation Committee," and together with the Corporation Compensation Committee, the "Committees") is to work together to coordinate the compensation paid to the directors, executive officers and employees of both Banner Corporation ("Corporation") and Banner Bank ("Bank"), and ensure such compensation appropriately balances risk and reward.  In achieving this goal, the Committees shall operate separately but shall coordinate their efforts in order to achieve a coordinated policy.  The Corporation Compensation Committee shall set the policies and compensation levels for directors, officers and employees of the Corporation, while the Bank Compensation Committee shall set the policies and compensation levels for directors, officers and employees of the Bank.  The Committees shall coordinate their efforts to ensure that compensation policies are administered fairly and consistently.
II.	Composition
The Committees shall each be comprised of three or more directors as determined by the Board of Directors of the Corporation or the Bank, as appropriate.  Each member shall be an independent director of the respective entity, who is free from any relationships that, in the opinion of the relevant Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.  Member independence will be in conformity with rules established by the Securities and Exchange Commission, the rules of NASDAQ, the FDIC, and other applicable laws and regulations.  The Board shall also consider whether it is advisable for members of the Committees to also qualify as "non‑employee directors" within the meaning of Rule 16b‑3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or any other standards of applicable law, rule or regulation.  The members of the Committees shall be elected by the Board of Directors of the Corporation or the Bank, as appropriate, based on recommendations from the Corporate Governance/Nominating Committee at the annual organizational meeting of the relevant Board and shall serve until their successors are duly elected and qualified.  Unless a Chair is selected by the relevant Board, the members of each Committee may designate a Chair by majority vote of the full Committee membership.  The applicable Board may remove any member from its Committee at any time with or without cause.
III.	Meetings and Structure
The Committees shall meet as often as it determines, but not less than once each calendar quarter.  As part of the job to set executive compensation levels, each Committee shall meet at least annually with the appropriate Chief Executive Officer in order to discuss the Chief Executive Officer's evaluation of the executive officers and recommendations for compensation levels.  In addition to the separate meetings of the Corporation Compensation Committee and the Bank Compensation Committee, the Committees shall meet together at least annually, or more frequently as circumstances dictate, to ensure that compensation policies for the Corporation and the Bank are administered consistently.  The Committees will be governed in accordance with Article IV of the applicable entity's Bylaws and such other procedures as may be fixed by the Committee to the extent consistent with the bylaws of each of the Bank and the Corporation, as applicable.
An agenda and supporting materials shall be sent to members prior to each meeting.  Minutes will be prepared to document the discharge of each Committee's responsibilities.  Each Committee will make regular reports to its applicable Board.

IV.	Responsibilities and Duties
Each Committee shall have the following authority and responsibilities and any other activities consistent with this Charter, the applicable entity's Bylaws, and governing law as the relevant Board or Committee deems necessary or appropriate (with the understanding that the Corporation Compensation Committee shall take all action with respect to the Corporation and the Bank Compensation Committee shall take all action with respect to the Bank):
Compensation Policies
1.	Develop guidelines and policies for director compensation, coordinating actions between the Corporation Compensation Committee and the Bank Compensation Committee.
2.	Develop guidelines and policies for executive compensation, coordinating actions between the Corporation Compensation Committee and the Bank Compensation Committee.
3.	At least annually, review the compensation policies to ensure that they are effective in meeting goals for compensation and make new recommendations, as needed.
4.	Review and approve the list of a peer group of companies to which the Corporation and the Bank shall compare themselves for compensation purposes.
5.
If necessary, engage consultants, legal counsel or other advisers ("compensation advisers") to provide comparative information regarding compensation and benefits, and advice on issues involving laws and regulations governing compensation.

6.	Review and approve other large compensation expense categories such as employee benefit plans.
Compensation
1.
Review director compensation levels and recommend, as necessary, changes in the compensation levels, with an equity ownership requirement in the Corporation based on the annual recommendation of the Committee.

2.
Receive and review an annual report from the Chief Executive Officer which includes the performance assessment for all executive officers and recommendations for compensation levels, and which also includes salary recommendations for all employees.

3.
On an annual basis, review and approve goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the Chief Executive Officer's performance in light of those goals and objectives, and determine the Chief Executive Officer's compensation based on this evaluation.  In evaluating and determining CEO compensation, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation ("Say on Pay Vote") required by Section 14A of the Exchange Act.  The Chief Executive Officer shall not be present during voting on deliberations on his/her compensation.

4.
Review and approve compensation for all executive officers, other than the Chief Executive Officer with input from the Chief Executive Officer.  In evaluating and determining executive compensation, the Committee shall consider the results of the most recent Say on Pay Vote.

5.
Annually review and approve any (i) employment agreements, severance agreements and change in control agreements or provisions, in each case, when and if appropriate, and (ii) any special or supplemental benefits.

6.
Adopt, administer, approve and ratify awards, as the Committee deems appropriate, under incentive compensation and stock plans, including amendments to the awards made under any such plans, and review and monitor awards under such plans.

7.
Work closely with each Board's Risk Committee to ensure that incentive compensation arrangements do not encourage employees to take risks beyond the Corporation and its subsidiaries' risk tolerance and risk policies and evaluate whether incentive compensation practices may increase the potential for imprudent risk taking.

8.
Adopt, administer and approve clawback provisions for incentive-based compensation arrangements for senior executives and significant risk takers as the Committee deems necessary or as required by applicable law and review the facts and circumstances regarding whether to exercise any claw-back right on behalf of the Corporation or its subsidiaries.

9.
Receive and review data and analysis from management or other sources and assess whether incentive compensation arrangements are consistent with the safety and soundness of the Corporation and its subsidiaries and the Corporation's risk policies.

Conduct of Annual Evaluation of CEO
As may be directed and requested by the Boards of Directors, and as supplemental to and distinct from an evaluation based on performance goals and metrics, evaluate the Chief Executive Officer relative to all relevant aspects of his or her performance, including, without limitation: his or her working relationship and communication with the Boards and with senior management; his or her overall leadership of the Corporation; and his or her role in the community.
Reporting
1.	Review and approve the Corporation's Compensation Discussion and Analysis and related executive compensation information to be included in the Corporation's annual report and proxy statement.
2.	Prepare a report on executive compensation for inclusion in the Corporation's annual report and proxy statement, consulting with the Corporation's legal counsel, if necessary.
3.
Review and recommend for approval by the Board the frequency with which the Company will conduct a shareholder advisory vote on executive compensation, taking into account the results of the most recent shareholder advisory vote on the frequency of shareholder advisory votes on executive compensation required by Section 14A of the Exchange Act, and review and approve the proposals regarding the shareholder advisory vote on executive compensation and the frequency of the shareholder advisory vote on executive compensation to be included in the Company's proxy statement.

V.	Compensation Advisers
Each Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter.  Each Committee shall have the authority and be directly responsible, in its sole discretion, for the selection, appointment, compensation and oversight of the work of any compensation adviser retained by that Committee.  The Corporation and the Bank must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to an adviser retained by the Committee. However, neither Committee shall be required to implement or act consistently with the advice nor recommendations of any compensation adviser, outside legal counsel or other adviser retained by a Committee, and the authority granted in this charter shall not affect the ability or obligation of each Committee to exercise its own judgment in fulfillment of its duties under this charter. Prior to selecting or receiving advice from a compensation adviser, outside legal counsel or other adviser, the appropriate Committee must take into account the following factors:
•	the provision of other services to the Corporation by the person that employs the compensation adviser, counsel or other adviser;
•
the amount of fees received from the Corporation or its subsidiaries by the person that employs the compensation adviser, counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation adviser, counsel or other adviser;

•	the policies and procedures of the person that employs the compensation adviser, counsel or other adviser, that are designed to prevent conflicts of interest;
•	any business or personal relationship of the compensation adviser, counsel or other adviser, with a member of the Committee;
•	any stock of the Corporation owned by the compensation adviser, counsel or other adviser; and
•
any business or personal relationship of the compensation adviser, counsel or other adviser, or the person employing the compensation adviser, counsel or other adviser with an executive officer of the Corporation or its subsidiaries.

Although these factors must be considered, there is no requirement that when selecting or receiving advice from a compensation adviser, the compensation adviser must be independent.
The Corporation Compensation Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S‑K.
VI.	Charter
At least annually, this charter will be reviewed and updated, as conditions dictate, with such changes submitted to the Board of Directors of the Corporation and the Bank for approval.  Furthermore, the Committee shall, in a manner it deems appropriate, evaluate itself annually by comparing its performance with the requirements of the charter.  The results shall be reported to the Board.

APPENDIX C

BANNER CORPORATION
CHARTER OF THE
CORPORATE GOVERNANCE/NOMINATING COMMITTEE
I.	Purpose
The primary function of the Corporate Governance/Nominating Committee (the "Committee") of Banner Corporation and its subsidiaries ("Corporation") is to assure that the Corporation maintains the highest standards and best practices in all critical areas relating to the management of the business of the Corporation and to do so, the Committee is to carry out responsibilities relating to director nomination process and procedures, developing and maintaining the Corporation's corporate governance policies, and any related matters required by federal securities laws.  To this end, the Committee will remain current with all of the pertinent rules and regulations applicable to the Corporation in order to meet the community's expectations with respect to the governance of a public corporation.
II.	Composition
The Committee will be composed of no less than three (3) directors, as determined by the Board of Directors of Banner Corporation (the "Board").  Each member shall be an independent director of the Corporation, who is free from any relationships that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.  Member independence will be in conformity with rules established by the Securities and Exchange Commission and the listing rules of NASDAQ. The members of the Committee shall be elected by the Board of the Corporation at the annual organizational meeting of the Board and shall serve until their successors are duly elected and qualified.  Unless a Chair is selected by the Board, the members of each Committee may designate a Chair by majority vote of the full Committee membership.  The Board may remove any member from the Committee at any time with or without cause.
III.	Meetings and Structure
The Committee shall meet as often as it determines, but not less frequently than once each calendar quarter.  The Committee is governed in accordance with Article IV of the Corporation's Bylaws and such other procedures as may be fixed by the Committee to the extent consistent with the Bylaws.
An agenda and supporting materials shall be sent to members prior to each meeting.  Minutes will be prepared to document the discharge of the Committee's responsibilities.  The Committee shall make regular reports to the Board.
IV.	Responsibilities and Duties
The Committee shall have the following authority and responsibilities and any other activities consistent with this Charter, Banner Corporation's Bylaws, and governing law as the Board or the Committee deems necessary or appropriate:
Board and Committee Composition and Selection of Directors
1.
Review and make recommendations to the Board regarding the process and procedures by which a candidate shall be nominated for election to the Board of Directors and be submitted to a shareholder vote at the annual meeting of shareholders.

2.
Develop and recommend to the Board for approval a board succession plan ("Board Succession Plan"), review the Board Succession Plan periodically, develop and evaluate potential candidate for election to the Board of Directors.

3.
In accordance with the Banner Corporation's Articles of Incorporation, Bylaws and the Board Succession Plan, evaluate the size and composition of the Board, including procedures for filling Director positions vacated other than at the completion of an appointed term and make recommendations regarding the selection and approval of candidates to fill such vacancy either by election by shareholders or appointment by the Board.  The Committee shall consider any candidate recommended by Banner Corporation's shareholders pursuant to the procedures set forth in Banner Corporation's Articles of Incorporation.

4.	Recommend to the Board prospective candidates for election to the Board. In assessing the qualifications of prospective candidates, the Committee will:
a.	Have sole authority to retain and terminate search firms, including the approval of all fees and contract terms.
b.	Set board member qualifications, qualities, skills, and other expertise required to be a board member.
c.	Interview nominees.
d.
Determine whether or not a candidate would qualify as an independent board member in accordance with rules established by the Securities and Exchange Commission, the listing rules of the NASDAQ and other applicable laws and regulations.

5.
Review the form, composition and effectiveness of authorized Board committees under the same standards applied to the Board as a whole and in accordance with the requirements under the Securities and Exchange Commission, listing rules of NASDAQ and other applicable laws and regulations, and make recommendations to the Board regarding the appointment of directors to serve as members of each committee.

6.
Review membership, composition, qualifications, duties and obligations of subsidiary boards, subject to the requirements of the Securities and Exchange Commission, listing rules of NASDAQ, and other applicable laws and regulations consistent with the standards of governance applicable to the entire Corporation.

7.	Develop and recommend to the Board approval standards for determining whether the director has a relationship with the Corporation that would impair his or her independence.
8.	Develop and recommend the duties and responsibilities of elected Board Members including:
a.            Responsibilities to shareholders.
b.            Attendance at meetings.
c.            Avoidance of conflicts of interest and inappropriate transactions.
9.
Acknowledging that the Board and the Board of Banner Bank each have a Compensation Committee with oversight over compensation matters, establish criteria for evaluation of members of the Board and oversee annual evaluation of the Board and the executives.

10.	Develop and oversee director training and information resources including:
a.            An orientation program for new directors.
b.            Continuing education opportunities.

c.            Clear and adequate reports.
d.            Notification of significant events and transactions.
Corporate Governance Practices
1.
Review and discuss with management disclosure of the Corporation's corporate governance practices, including information regarding the operations of the Committee and other Board committees, director independence and the director nominations process, and to recommend that this disclosure be, included in the Corporation's proxy statement or annual report on Form 10-K, as applicable.

2.
Monitor documentation of Board activities including the timing and content of board reports, board communication, documents retention, adequacy of minutes and committee deliberations including an effective summary of discussion points and dissenting opinions

3.	Monitor meeting schedule and agendas, including the required frequency of meetings, materials supplied to members, minutes taken and other record keeping requirements.
4.	Review director access to management, employees, regulators and independent advisors.
5.	Review and oversee shareholder access to director information.
6.
Develop and recommend to the Board for approval a management succession plan ("Management Succession Plan"), review the Management Succession Plan periodically, develop and evaluate potential candidate for executive positions and recommend to the Board any changes to any candidates for succession under the Management Succession Plan.

7.
Ensure that the Corporation conducts on an ongoing basis an appropriate review of all related party transactions and that all such transactions are approved by the Committee and to initiate any special investigations of conflicts of interest and compliance with federal, state, local and foreign laws and regulations, including the Foreign Corrupt Practices Act, as may be warranted.

Code of Ethics
1.	Create and maintain the Corporation's Code of Ethics including review, revision, disclosure, and application.
2.	Create and maintain policies and procedures regarding:
a.	Corporate opportunities guidelines.
b.	Competition and fair dealing.
c.	Human resources, including issues of discrimination, harassment, health and safety.
d.	Customer confidentiality and privacy.
e.	Community/public relations.
3.
Receive and review reports from the Ethics Officer of the Corporation which will include reports on ethics and conflict of interest issues; suspected violations of the Code of Ethics; proposed revisions to the Code of Ethics; and training regarding the Code of Ethics and conflicts of interest for directors, officers and employees.

4.
On an annual basis, in consultation with the Ethics Officer, receive and review a report on the Code of Ethics and the adequacy of training for directors, officers and employees on the Code of Ethics and conflicts of interest.

V.	Outside Advisors
The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside advisors as it deems necessary to fulfill its duties and responsibilities under this Charter.  The Committee shall have the authority and be directly responsible, in its sole discretion, for the selection, appointment, compensation and oversight of the work of any adviser retained by the Committee.  The Corporation must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to an adviser retained by the Committee.
VI.	Authority to Delegate
Subject to applicable law, the Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.
VII.	Charter
At least annually, this charter will be reviewed and updated, as conditions dictate, with such changes submitted to the Board of Directors for approval.  Furthermore, the Committee shall, in a manner it deems appropriate, evaluate itself annually by comparing its performance with the requirements of the charter.  The results shall be reported to the Board.

Your vote matters - here's how to vote! You may vote online or by phone instead of mailing this card.
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2019 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4, and for 1 YEAR for Proposal 3.

1. Election of Directors
	For Against Abstain		For Against Abstain		For Against Abstain
01- Cheryl R. Bishop	[ ] [ ] [ ]	02 - Connie R. Collingsworth	[ ] [ ] [ ]	03- Brent A. Orrico	[ ] [ ] [ ]
(for three-year term)		(for three-year term)		(for three-year term)

	For Against Abstain		1 Year 2 Years 3 Years Abstain
2. Advisory approval of the compensation of Banner Corporation's named executive officers.	[ ] [ ] [ ]	3. Advisory vote on whether future advisory votes on executive compensation should be held every one, two or three years	[ ] [ ] [ ] [ ]

4. The ratification of the Audit Committee's selection of Moss Adams LLP as the independent registered public accounting firm for the year ended December 31, 2019.	[ ] [ ] [ ]

B Authorized Signatures — This section must be completed for your vote to be counted.  Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

2019 Annual Meeting Admission Ticket
2019 Annual Meeting of Banner Corporation Shareholders

April 25, 2019 10:00 a.m. Local Time
Marcus Whitman Hotel
6 West Rose Street, Walla Walla, Washington
Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at:  www.bannerbank.com/proxymaterials

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Banner Corporation — Revocable Proxy

2019 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting - April 25, 2019
The above-signed hereby appoints Gordon E. Budke and Robert D. Adams, and each of them, with full powers of substitution to act as attorneys and proxies for the above-signed, to vote all shares of common stock of Banner Corporation ("Banner") which the above-signed is entitled to vote at the annual meeting of shareholders, to be held at the Marcus Whitman Hotel, 6 West Rose Street, Walla Walla, Washington, on Thursday, April 25, 2019, at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated.
This proxy also provides voting instructions to the Trustees of the Banner Corporation 401(k) Plan for participants with shares allocated to their accounts.
This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of our director nominees, FOR Proposals 2 and 4, and for 1 YEAR for Proposal 3.  If any other business is presented at such meeting, this proxy will be voted by the directors named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority to the directors named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Should the above-signed be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of Banner at the annual meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.
The above-signed acknowledges receipt from Banner prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated on or about March 22, 2019 and the 2018 Annual Report to Shareholders.

(Items to be voted appear on reverse side.)
C Non-Voting Items
Change of Address - Please print new address below.	Comments - Please print your comments below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

2019 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4, and for 1 YEAR for Proposal 3.

1. Election of Directors
	For Against Abstain		For Against Abstain		For Against Abstain
01- Cheryl R. Bishop	[ ] [ ] [ ]	02 - Connie R. Collingsworth	[ ] [ ] [ ]	03- Brent A. Orrico	[ ] [ ] [ ]
(for three-year term)		(for three-year term)		(for three-year term)

	For Against Abstain		1 Year 2 Years 3 Years Abstain
2. Advisory approval of the compensation of Banner Corporation's named executive officers.	[ ] [ ] [ ]	3. Advisory vote on whether future advisory votes on executive compensation should be held every one, two or three years	[ ] [ ] [ ] [ ]

4. The ratification of the Audit Committee's selection of Moss Adams LLP as the independent registered public accounting firm for the year ended December 31, 2019.	[ ] [ ] [ ]

B Authorized Signatures — This section must be completed for your vote to be counted.  Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Banner Corporation — Revocable Proxy

2019 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting - April 25, 2019
The above-signed hereby appoints Gordon E. Budke and Robert D. Adams, and each of them, with full powers of substitution to act as attorneys and proxies for the above-signed, to vote all shares of common stock of Banner Corporation ("Banner") which the above-signed is entitled to vote at the annual meeting of shareholders, to be held at the Marcus Whitman Hotel, 6 West Rose Street, Walla Walla, Washington, on Thursday, April 25, 2019, at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated.
This proxy also provides voting instructions to the Trustees of the Banner Corporation 401(k) Plan for participants with shares allocated to their accounts.
This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of our director nominees, FOR Proposals 2 and 4, and for 1 YEAR for Proposal 3.  If any other business is presented at such meeting, this proxy will be voted by the directors named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority to the directors named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Should the above-signed be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of Banner at the annual meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.
The above-signed acknowledges receipt from Banner prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated on or about March 22, 2019 and the 2018 Annual Report to Shareholders.

(Items to be voted appear on reverse side.)